    As filed with the Securities and Exchange Commission on August 14, 2001.

                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                             SECURITIES ACT OF 1933


                        MENDELL ENERGY TECHNOLOGIES, INC
                  ---------------------------------------------
                 (Name of small business issuer in its Charter)


         Colorado                                       1311                                  84-1535573
---------------------------                 ----------------------------                ----------------------
(State or other jurisdiction of             (Primary Standard Industrial                (IRS Employer
incorporation or organization)              Classification Code Number)                 Identification Number)

                                406 Orofino Drive
                           Castle Rock, Colorado 80104
                                 (303) 663-2902
                              (303) 814-0670 (Fax)
               (Address, including zip code, and telephone number,
                      including area code, of Registrant's
                          principal executive offices)

                                 Paul E. Mendell
                                406 Orofino Drive
                           Castle Rock, Colorado 80104
                                 (303) 663-2902
                              (303) 814-0670 (Fax)
                (Name, address, including zip code, and telephone
                     number of agent for service of process)

                                   Copies to:

                             David H. Drennen, Esq.
                              Neuman & Drennen, LLC
                       4643 South Ulster Street, Suite 800
                             Denver, Colorado 80237
                                 (303) 221-4700
                                 (303) 226-4115

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE


                                                                                  PROPOSED
TITLE OF EACH CLASS                     AMOUNT        PROPOSED MAXIMUM            MAXIMUM
OF SECURITIES TO BE                      TO BE         OFFERING PRICE            AGGREGATE             AMOUNT OF
REGISTERED                            REGISTERED         PER SHARE           OFFERING PRICE(1)      REGISTRATION FEE
-------------------                   ----------      ----------------       ------------------     ----------------
Common Stock                            1,150,000             $5.50             $6,325,000                $1,581.25
Redeemable Common Stock
Purchase Warrants                       1,150,000             $0.10                115,000                    28.75
Common Stock(2)                         1,150,000             $6.05             $6,957,500                 1,739.38
Underwriters Options(3)                   100,000             $.001                   $100                     0.03
Common Stock(4)                           100,000             $5.50               $550,000                   137.50
Redeemable Common Stock
Purchase Warrants(5)                     100,000                 *
Common Stock(6)                           100,000             $6.05               $605,000                   151.25
Total                                                                          $14,552,600                $3,638.15


----------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2)  Common Stock underlying the warrants.

(3)  To be issued to underwriters.

(4)  Contained in underwriters' options.

(5)  Contained in underwriters' options.

(6)  Common stock underlying underwriters' warrants.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                        MENDELL ENERGY TECHNOLOGIES, INC.

                              CROSS-REFERENCE INDEX


ITEM NO.  AND  HEADING  IN FORM  SB-2  REGISTRATION            LOCATION IN PROSPECTUS
STATEMENT
1.     Forepart of the Registration Statement and              Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus                  Outside Front Cover Page of Prospectus

2.     Inside Front and Outside Back Cover Pages               Inside Front and Outside Back Cover Pages of
       of Prospectus                                           Prospectus

3.     Summary and Risk Factors                                Prospectus Summary; Risk Factors.

4.     Use of Proceeds                                         Use of Proceeds; Risk Factors.

5.     Determination of Offering Price                         Front Cover Page.

6.     Dilution                                                Dilution; Risk Factors.

7.     Selling Securityholders                                 *

8.     Plan of Distribution                                    Underwriting.

9.     Legal Proceedings                                       Legal Matters

10.    Directors, Executive Officers, Promoters,
       and Controlling Persons                                 Management

11.    Security Ownership of Certain Beneficial
       Owners and Management                                   Principal Shareholders

12.    Description of Securities                               Description of Securities

13.    Interest of Names Experts and Counsel                   Legal Matters; Experts.

14.    Disclosure of SEC Position on
       Indemnification for Securities Act                      Indemnification and Limitation of
       Liabilities                                             Liability

15.    Organization Within Last Five Years                     Business - General

16.    Description of Business                                 Prospectus Summary; Risk Factors; Business

17.    Management's Discussion and Analysis of                 Management's Discussion and Analysis of
       Financial Condition and                                 Financial Condition and Results of
       Results of Operations                                   Operations

18.    Description of Property                                 Business

19.    Certain Relationships and Related                       Transactions With Management and Others
       Transactions

20.    Market for Common Equity and Related
       Stockholder Matters                                     Cover of Prospectus; Underwriting.

21.    Executive Compensation                                  Executive Compensation.

22.    Financial Statements                                    Financial Statements.

23.    Changes in and Disagreements with
       Accountants on Accounting and Financial
       Disclosure.                                             *


* Omitted from Prospectus because Item is inapplicable or answer is in the negative

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

      PRELIMINARY PROSPECTUS, Subject to completion dated August 14, 2001

                                   PROSPECTUS

            [LOGO]     MENDELL ENERGY TECHNOLOGIES, INC.

                        1,000,000 Shares of Common Stock
                                       and
           1,000,000 Redeemable Class A Common Stock Purchase Warrants

         Mendell Energy Technologies, Inc. is offering 1,000,000 shares of common stock and 1,000,000 common stock purchase warrants, to be initially sold together on the basis of one share and one warrant. The shares and warrants will trade separately. Each warrant allows its holder to purchase for a period of five years from the date of this prospectus one share of common stock for $___ per share. We anticipate that the public offering price of a share will be between $5.00 and $5.50; and the price of a warrant will be $.10. We may redeem the warrants under certain conditions.

         Prior to this offering, there has been no public market for our securities. We have applied to have the shares and the warrants approved for quotation on the Nasdaq Small Cap Market under the symbols METI and METIW, respectively.

         THESE ARE SPECULATIVE SECURITIES. PLEASE READ THE RISK FACTORS BEGINNING ON PAGE 7 BEFORE MAKING A DECISION TO INVEST IN OUR SECURITIES.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

         We have granted the Representatives of the underwriters a 45-day option to purchase an additional 150,000 shares of common stock and 150,000 warrants at the public offering price less the underwriting discounts, solely to cover over-allotments, if any.


                                     Per Share      Per Warrant            Total
                                     ---------      -----------            -----
Public offering price                    $               $                   $
Underwriting Discounts(1)                $               $                   $
Proceeds, before expenses, to
   Mendell Energy                        $               $                   $

(1) We have agreed to pay Rocky Mountain Securities & Investments, Inc. and Schneider Securities, Inc., as the Representatives of the Underwriters (the "Representatives") a 3% non-accountable expense allowance, and to issue them options to purchase Representatives' Options. We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         The underwriters are severally offering the shares of common stock and warrants on a firm commitment basis, subject to prior sale, when, as, and if delivered and accepted by the underwriters, and subject to their right to reject orders in whose or in part and certain other conditions. The Representatives expect that delivery of certificates representing the shares and the warrants will be made at through the facilities of the Depository Trust Company on or about _____, 2001.

ROCKY MOUNTAIN
          SECURITIES & INVESTMENTS, INC.              SCHNEIDER SECURITIES, INC.

                  The date of this prospectus is _______, 2001

THE UNDERWRITERS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK AND WARRANTS OF THE COMPANY. SUCH TRANSACTIONS INCLUDE STABILIZING BIDS, THE IMPOSITION OF PENALTY BIDS, THE PURCHASE OF COMMON STOCK AND WARRANTS TO COVER SYNDICATE SHORT POSITIONS AND OVER-ALLOTMENTS IN CONNECTION WITH THE OFFERING. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."




                                      MAP 1









                        Location of Hill County, Montana


                                      Map 2








                        Location of Leases in Hill County

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. Forward-looking statements include information in this document regarding:


         Capital spending                            Efficiencies
         Oil and natural gas production              Cost savings
         Oil and natural gas reserves                Future earnings


         The sections of this prospectus that contain certain forward-looking statements include:

         o        "Prospectus Summary"

         o        "Risk Factors"

         o "Management's Discussion and Analysis of Financial Condition and Results of Operations"

         o        "Business"

         Forward-looking statements include statements regarding our future drilling plans and objectives and related exploration and development budgets and number and location of planned wells and statements regarding the quality of our properties and potential reserve and production levels. These statements may be preceded by or followed by or otherwise include the words "believes", "expects", "anticipates", "intends", "plans", "estimates", "projects", or similar expressions or statements that certain events "will" or "may" occur. These statements assume that no significant changes will occur in the operating environment for our oil and gas properties and that there will be no material acquisitions or divestitures except as otherwise described.

         These forward-looking statements reflect our current expectations and are based on a number of presumptions. They are subject to all the risks and uncertainties incident to the acquisition, exploration, development, and marketing of oil and natural gas reserves, including the risks described under "Risk Factors." None of these events can be predicted with certainty.

         For all of these reasons, our actual results may vary materially from the forward-looking statements and there is no assurance that the assumptions we have used are necessarily the most likely.

                               PROSPECTUS SUMMARY

         The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents to which we have referred you. Certain terms used in this prospectus are defined under the section "Glossary."

ABOUT MENDELL ENERGY TECHNOLOGIES, INC.

         Mendell Energy Technologies, Inc. was organized in January 2000 to explore for and develop potentially large reservoirs of oil and natural gas by using unconventional methods, and by obtaining funding for our projects from large industry partners. We are in the early stages of evaluating a co-production opportunity on a large block of over 75,000 net acres of oil and gas leases that we have assembled in Hill County, Montana. Preliminary results obtained in the drilling of the first two wells on the prospect are positive. The two wells are awaiting completion and connection to a pipeline. The third well will be drilled before the end of August 2001. We are in the process of building a gas gathering line to connect the wells to a pipeline.

         We are a Colorado corporation. Our executive offices are located at 402 Orofino Drive, Castle Rock, CO 80104. Our telephone number is (303) 663-2902.


THE OFFERING

         The offering price is $__ per share and $___per warrant. Except where noted otherwise, all information in this prospectus assumes no exercise of the Representatives' over-allotment option.

SECURITIES OFFERED                                   1,000,000 shares of
                                                     common stock and 1,000,000
                                                     warrants. The securities
                                                     are offered together on the
                                                     basis of one share and one
                                                     warrant. The common stock
                                                     and the warrants will trade
                                                     separately immediately
                                                     after the offering.

COMMON STOCK OUTSTANDING PRIOR
     TO THIS OFFERING                                838,500 shares

COMMON STOCK TO BE OUTSTANDING AFTER THIS
     OFFERING(1)                                     1,838,500 shares

CLASS A WARRANTS
     NUMBER TO BE OUTSTANDING AFTER THIS
         OFFERING(2)                                 1,226,400 warrants

     EXERCISE PRICE                                  The exercise price of
                                                     each warrant is $[___] per
                                                     share, subject to
                                                     adjustment in certain
                                                     circumstances.

     EXERCISE PERIOD                                 The warrants will be
                                                     exercisable at any time,
                                                     until they expire on [5
                                                     years from date of
                                                     prospectus].

     REDEMPTION                                      We may redeem the
                                                     outstanding warrants in
                                                     whole or in part, at any
                                                     time, upon at least 30 days
                                                     prior written notice to the
                                                     registered holders, at a
                                                     price of $.25 per warrant,
                                                     provided that the closing
                                                     price of the common stock
                                                     was at least $___ [200% of
                                                     the exercise price] for the
                                                     20 consecutive trading days
                                                     ending on the third
                                                     business day prior to our
                                                     giving

                                                     notice of redemption to the
                                                     warrantholders, and
                                                     provided there is then a
                                                     current registration
                                                     statement in place for the
                                                     shares underlying the
                                                     warrants.

PROPOSED NASDAQ SMALLCAP MARKET
SYMBOLS FOR
     COMMON STOCK                                    METI
     WARRANTS                                        METIW

----------
(1) Does not include (a) 90,000 shares subscribed for but not paid for or issued; or (b) shares issuable upon exercise of option and warrants or upon conversion of convertible notes and warrants. We have reserved additional shares of our common stock for issuance upon the occurrence of the following:


     o 1,150,000 shares upon exercise of all of the warrants included in this offering.

     o    200,000 shares upon exercise of the Representatives' Options.

     o 837,336 shares upon exercise of presently outstanding options and warrants

     o 547,000 shares upon exercise of options available for issuance under our Incentive Stock Plan.

     o    226,400 shares upon conversion of Convertible Notes.

(2) Includes warrants that will convert into Class A warrants on the date of this prospectus.

RISK FACTORS

         You should consider carefully the "Risk Factors" beginning on page ___ of this prospectus before making an investment in our securities.

SUMMARY CONSOLIDATED FINANCIAL DATA

         The following table presents a summary of our consolidated statement of operations derived from our financial statements. The data should be read in conjunction with our consolidated financial statements and related notes and the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

 CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                              Three Months Ended  Twelve Months Ended
                                                March 31, 2001     December 31, 2000
                                              ----------------    -------------------
Revenues                                         $    40,000       $   145,000
Production expenses                                   17,000            25,000
Exploration costs                                      3,000            31,000
General and administrative                           125,000           158,000
Compensation related to the issuance of
   common stock and warrants                         411,000           596,000
Depreciation and amortization                         16,000            52,000
Interest expense                                       7,000                --
Impairment(1)                                        100,000           760,000
                                                 -----------       -----------
Net (loss)(2)                                    $  (639,000)      $(1,477,000)
                                                 ===========       ===========
Net income (loss) per share--basic and
   diluted                                       $      (.81)      $     (1.83)
                                                 ===========       ===========

(1) We follow the successful efforts of accounting for our oil and gas properties. An impairment charge is taken if future cash flows from oil and gas properties are less than the net carrying value, in which event the properties are impaired based on the fair market value of the properties.

(2) Of these amounts, $411,000 and $596,000 are non-cash charges related to the issuance of common stock and options in the three months ended March 31, 2001, and the twelve months ended December 31, 2001, respectively; and $100,000 and $760,000 are non-cash charges related to impairment charges for those periods.

         The following table indicates a summary of our consolidated balance sheet as of March 31, 2001. The "As adjusted" column reflects our receipt of estimated net proceeds of $____ from the sale of 1,000,000 shares and warrants at a combined public offering price of $__, after deducting underwriting discounts and estimated expenses of $___.

CONSOLIDATED BALANCE SHEET DATA:

                                            MARCH 31, 2001 (UNAUDITED)
                                          -----------------------------
                                             ACTUAL         AS ADJUSTED
                                          ------------      -----------
Cash and short-term investments           $  407,000            $
Oil and gas properties, net                  548,000
Total assets                               1,171,000
Current liabilities                          243,000
Stockholders' equity                      $  928,000            $

                                  RISK FACTORS

         Before you buy any securities offered by this prospectus you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, together with all of the other information in this prospectus before you decide to purchase any of these securities.


RISKS RELATED TO MENDELL ENERGY


OUR WELLS PRODUCE OIL AND GAS AT A RELATIVELY SLOW RATE.

         We expect that wells we plan to drill on our existing properties, if they produce economic quantities of oil and gas, will produce the oil and gas constituting the reserves associated with those wells over a period of between 10 and 15 years at relatively low annual rates of production. By contrast, wells located in other areas of the United States, such as offshore gulf coast wells, may produce all of their reserves in a shorter period, for example, four to seven years. Because of the expected relatively slow rates of production of our wells, any reserves we develop will be affected by long term changes in oil or gas prices or both and we will be limited in our ability to anticipate any price declines by increasing rates of production. We may hedge our reserve position by selling oil and gas forward for limited periods of time but do not expect that, in declining markets, the price of any such forward sales will be attractive.

WE HAVE LIMITED OPERATING HISTORY.

         We were organized in 2000 and have been in operation for less than two years. Our limited operating history may not be indicative of our future prospects. We face all of the risks inherent in a new business, including:

         o the risk that we will be unable to implement our business plan and achieve our expected financial results;

         o the risk that we will be unable to manage growth in our operations by adding personnel, systems and practices necessary to operate a larger business; and

         o the risk that, as a small business, we will be subject to market, environmental, regulatory and other developments that we cannot either foresee or control as well as can larger or more established businesses.

THE LOSS OF ANY OF OUR PERSONNEL COULD ADVERSELY AFFECT US.

         We depend to a large extent on the efforts and continued employment of Paul E. Mendell, our CEO, and Glenn H. Timson, our President. The loss of the services of either of them could adversely affect our business. We have employment contracts with both Mr. Mendell and Mr. Timson. However, we do not carry key person insurance on their lives. The loss of the services of our executive officers, through incapacity or otherwise, could have a material adverse effect on our business and would require us to seek and retain other qualified personnel.

RAPID GROWTH MAY PLACE SIGNIFICANT DEMANDS ON OUR RESOURCES.

         After this offering, we expect significant expansion of our operations. Our anticipated future growth will place a significant demand on our managerial, operational, and financial resources due to:

         o the need to manage relationships with various strategic partners and other third parties; and

         o pressures for the continued development of our financial and information management systems.

         If we have not made adequate allowances for the costs and risks associated with this expansion or if our systems, procedures, or controls are not adequate to support our operations, our business could be harmed.

OUR INDEPENDENT AUDITORS HAVE RAISED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         We are a development stage company and we have not yet established significant revenues from planned operations. We sustained a loss of $1,477,000 in the year ended December 31, 2001; and a loss of $639,000 for the three months ended March 31, 2001. Our ability to generate revenues will be dependent upon our ability to drill economically successful oil and gas wells, of which there can be no assurance. You have limited historical financial data and operating results with which to evaluate our business and our prospects. As a result, you should consider our prospects in light of the early stage of our business in a highly competitive environment.

         Our independent auditors have included in their audit report an explanatory paragraph that states that the early state of our development and our lack of significant revenues from operations raises substantial doubt about our ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" for a further description of our financial condition.

RISKS RELATED TO THE OIL AND GAS INDUSTRY

IF OUR PLANNED GAS EXTRACTION METHOD, CO-PRODUCTION, IS NOT SUCCESSFUL, WE MAY ABANDON OUR DRILLING PROGRAM.

         We intend to attempt to extract gas from any reservoir we may discover on the Atlantis Prospect utilizing a reservoir management method called "co-production." This method is experimental and contrary to normal production practices. It has not been used on the geological formations we expect to explore, and it may not be successful in extracting gas from any reservoir we may discover. Additionally, the method involves pumping substantial quantities of water from the reservoir. The State of Montana will require us to obtain permits to dispose of the water, initially in surface ponds, but possibly by drilling disposal wells. If co-production is not successful, and/or if we are not able to obtain the permits, we will not be able to use this production method, and we will have to abandon our drilling program.

WE MAY FACE SUBSTANTIAL WATER DISPOSAL COSTS.

         Based on our estimates of the type and amount of water we expect to produce from our wells on the Atlantis Prospect, we believe that the State of Montana will continue to routinely approve permits for the use of well-site pits and evaporation ponds for the disposal of produced water. However, other disposal options may require an extensive third-party water sampling and laboratory analysis program to ensure compliance with state permit standards. These monitoring costs will be directly related to the number of well-site pits, evaporation ponds, and discharge points.

         Where water of lesser quality is discovered or our wells produce water in excess of the applicable volumetric permit limits, we may have to drill disposal wells to re-inject the produced water back into deep underground rock formations. We do not have any permits to drill any underground injection control wells. If we cannot obtain permits from the State of Montana, if our wells produce excess water, or if new laws or regulations require water to be disposed of in a different manner, the costs to dispose of this produced water may increase, which could have a material adverse effect on our operations in this area.

THE PRODUCTION OF WATER FROM OUR WELLS MAY CONFLICT WITH THE WATER RIGHTS OF OTHERS.

         Additional questions may arise about the use of the water that we may produce from our wells. It is possible that the nature and amount of the water produced could raise the issue of the ownership of the water. Water rights in the Western United States is a complicated matter, and we are not aware of any case in which ownership of the rights to water produced in oil and gas wells in normal operations has been adjudicated. This is a fairly recent development, and it is impossible to predict whether the question of ownership rights will arise in connection with our wells; or what the outcome of any such possible dispute will be. If the question arises and the outcome is adverse to us, the cost of acquiring water rights might cause any producing wells we may drill to become too expensive to complete, or might require us to stop producing from some or all of those wells.

A SUBSTANTIAL DECREASE IN OIL AND NATURAL GAS PRICES WOULD HAVE A MATERIAL IMPACT ON US.

         If we are successful in finding oil and natural gas in economic quantities through our drilling programs, our future financial condition and results of operations will be dependent upon the prices we receive for our oil and natural gas production. Oil and natural gas prices historically have been volatile and likely will continue to be volatile in the future. This price volatility will also affect our common stock price. We received an average oil price at the wellhead of $27.33 per barrel for 2000 and $25.38 per barrel for the first three months of 2001 Oil and gas prices reached their highest level in the last several years in the first part of 2001, and they have declined substantially since then. We cannot predict oil and natural gas prices and prices may further decline in the future. The following factors have an influence on oil and natural gas prices:

     o relatively minor changes in the supply of and demand for oil and natural gas;

     o    storage availability;

     o    weather conditions;

     o    market uncertainty;

     o    domestic and foreign governmental regulations;

     o    the availability and cost of alternative fuel sources;

     o    the domestic and foreign supply of oil and natural gas;

     o    the price of foreign oil and natural gas;

     o    refining capacity;

     o political conditions in oil and natural gas producing regions, including the Middle East; and

     o    overall economic conditions.


         To counter this volatility we from time to time may enter into agreements to receive fixed prices on its oil and gas production to offset the risk of revenue losses if commodity prices decline; however, if commodity prices increase beyond the levels set in such agreements, we would not benefit from such increases.

WE MAY ENCOUNTER DIFFICULTY IN OBTAINING EQUIPMENT AND SERVICES.

         Recent increased oil and gas drilling activity in the regions in which we own properties has resulted in increased demand for drilling rigs, other oilfield equipment, personnel, and other services. We have experienced difficulties in obtaining experienced drilling crews and the unavailability of drilling rigs, and we may experience increased costs or shortages or unavailability of drilling rigs, drill pipe and other material and other services used in oil and gas drilling. Such unavailability of equipment and experienced personnel could result in increased costs, delays in timing of anticipated development, or cause our interests in oil and gas leases to lapse. We cannot be certain that we will be able to implement our drilling plans at costs that will be acceptable to us.

OUR BUSINESS WILL DEPEND ON TRANSPORTATION FACILITIES OWNED BY OTHERS.

         The marketability of our gas production will depend in part on the availability, proximity, and capacity of pipeline systems owned by third parties. Although we will have some contractual control over the transportation of our product, material changes in these business relationships could materially affect our operations. Federal and state regulation of gas and oil production and transportation, tax and energy policies, changes in supply and demand and general economic conditions could adversely affect our ability to produce, gather, and transport natural gas.

MARKET CONDITIONS COULD CAUSE US TO INCUR LOSSES ON OUR TRANSPORTATION
CONTRACTS.

         Gas transportation contracts that we may enter into in the future may require us to transport minimum volumes of natural gas. If we ship smaller volumes, we may be liable for the shortfall. Unforeseen events, including production problems or substantial decreases in the price of natural gas, could cause us to ship less than the required volumes, resulting in losses on these contracts.

ESTIMATING OUR RESERVES FUTURE NET CASH FLOWS IS DIFFICULT TO DO WITH ANY CERTAINTY.

         There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond our control. The reserve data included in this prospectus represents only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data, the precision of the engineering and geological interpretation, and judgment. As a result, estimates of different engineers often vary. The estimates of reserves, future cash flows, and present value are based on various assumptions, including those prescribed by the Securities and Exchange Commission, and are inherently imprecise. There is no assurance that our present oil and gas wells will continue to produce at current or anticipated rates of production, or that production rates achieved in early periods can be maintained. Actual future production, cash flows, taxes, operating expenses, and quantities of recoverable oil and natural gas reserves may vary substantially from our estimates. Also, the use of a 10% discount factor for reporting purposes may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

         Quantities of proved reserves are estimated based on economic conditions, including oil and natural gas prices in existence at the date of assessment. A reduction in oil and gas prices not only would reduce the value of any proved reserves, but also might reduce the amount of oil and gas that could be economically produced, thereby reducing the quantity of reserves. Our reserves and future cash flows may be subject to revisions, based upon changes in economic conditions, including oil and natural gas prices, as well as due to production results, operating costs, and other factors. Downward revisions of our reserves could have an adverse affect on our financial condition and operating results.

         If we are successful in discovering economic quantities of gas on the Atlantis Prospect, it may be even more difficult to estimate reserves on those properties. We believe that gas production may be extremely low at first, then, as water is extracted from the reservoir, lowering the pressure in the reservoir, gas production may increase rapidly, before it begins a decline similar to typical gas production. This a-typical production curve will make gas reserves difficult to calculate accurately.

WE MAY INCUR WRITE-DOWNS OF THE NET BOOK VALUES OF OUR OIL AND GAS PROPERTIES, WHICH WOULD ADVERSELY AFFECT OUR SHAREHOLDERS' EQUITY AND EARNINGS.

         The full cost method of accounting, which we follow, requires that we periodically compare the net book value of our oil and gas properties, less related deferred income taxes, to a calculated "ceiling". The ceiling is the estimated after-tax present value of the future net revenues from proved reserves using a 10% annual discount rate and using constant prices and costs. Any excess of net book value of oil and gas properties is written off as an expense and may not be reversed in subsequent periods even though higher oil and gas prices may have increased the ceiling in these future periods. A write-off constitutes a charge to earnings and reduces shareholders' equity, but does not impact our cash flows from operating activities. Future write-offs may occur which would have a material adverse effect on our net income in the period taken, but would not affect our cash flows. Even though such write-offs do not affect cash flow, they can be expected to have an adverse effect on the price of our publicly traded securities.

ACQUIRING INTERESTS IN OTHER PROPERTIES INVOLVES SUBSTANTIAL RISKS.

         We intend to evaluate and to acquire interest in oil and natural gas properties in areas where various members of management have experience or knowledge, and which in management's judgment will provide attractive investment opportunities for the addition of production and oil and gas reserves. To acquire producing properties or undeveloped exploratory acreage will require an assessment of a number of factors including:

     o    Value of the properties and likelihood of future production;

     o    Recoverable reserves;

     o    Operating costs;

     o    Potential environmental and other liabilities;

     o    Drilling and production difficulties; and

     o    Other factors beyond our control

         Such assessments will necessarily be inexact and uncertain. Because of our limited financial resources, we may not be able to evaluate properties in a manner that is consistent with industry practices. Such reviews, therefore, may not reveal all existing or potential problems, nor will they permit us to become sufficiently familiar with such properties to assess fully the deficiencies or benefits.

OPERATIONAL RISKS IN OUR BUSINESS ARE NUMEROUS AND COULD MATERIALLY IMPACT US.

         Oil and natural gas drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. We may not be able to evaluate properties make no assurance that wells in which we have an interest will be productive or that we will recover all or any portion of our drilling or other exploratory costs. Drilling for oil or natural gas usually involves some unprofitable efforts, not only from dry wells but from wells that are productive but do not produce sufficient net revenue to return a profit after drilling, operating and other costs. The costs of drilling, completing and operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond our control, including the following:

     o    Economic conditions;

     o    Title problems;

     o    Compliance with governmental and tribal requirements;

     o    Water shortages;

     o    Weather conditions;

     o    Shortages and delays in equipment or services.

Our future drilling activities may not be successful and, if unsuccessful, such failure may have a material adverse affect on our future results of operations and ability to participate in other projects.

         Our operations are also subject to hazards and risks inherent in drilling for and producing and transporting oil and natural gas, including such hazards as:

     o    Fires;

     o    Explosions;

     o    Blowouts;

     o    Encountering formations with abnormal pressures;

     o    Spills

     o    Natural disasters;

     o    Pipeline ruptures;

     o    Cratering

If any of these events occur in our operations, we could experience substantial losses due to:

     o    injury or loss of life;

     o severe damage to or destruction of property, natural resources and equipment;

     o    pollution or other environmental damage;

     o    clean-up responsibilities;

     o    regulatory investigation and penalties; and

     o    other losses resulting in suspension of our operations.


         In accordance with customary industry practice, we maintain insurance against some, but not all, of the risks described above with a general liability limit of $2 million. We do not maintain insurance for damages arising out of exposure to radioactive material. Even in the case of risks against which we are insured, our policies are subject to limitations and exceptions that could cause us to be unprotected against some or all of the risk. The occurrence of an uninsured loss could have a material adverse effect on our financial condition or results of operations.

GOVERNMENTAL REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

         Oil and natural gas operations are subject to extensive federal, state and local laws and regulations relating to the exploration for, and development, production and transportation of, oil and natural gas, as well as safety matters, which may changed from time to time in response to economic conditions. Matters subject to regulation by federal, state and local authorities include:

     o    Permits for drilling operations;

     o    The production and disposal of water;

     o    Reports concerning operations;

     o    Unitization and pooling of properties;

     o    Road and pipeline construction;

     o    The spacing of wells;

     o    Taxation; and

     o    Production rates.

There can be no assurance that delays will not be encountered in the preparation or approvals of such requirements or that the results of such regulations will not require us to alter our development plans. Any delays in obtaining approvals or material alterations to our development plans could have a material adverse effect on our operations. From time to time regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas below actual production capacity in order to conserve supplies of oil and natural gas. We believe we are and will continue to be in substantial compliance with all applicable laws and regulations. However, the requirements imposed by such laws and regulations are frequently changed and subject to interpretation. We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse affect on our financial condition and future results of operations.

WE MUST COMPLY WITH ENVIRONMENTAL REGULATIONS.

         Exploratory and other oil and natural gas wells must be operated in compliance with complex and changing environmental laws and regulations adopted by federal, state and local government authorities. The implementation of new, or the modification of existing, laws and regulations could have a material adverse affect on properties in which we may have an interest. Discharge of oil, natural gas, water, or other pollutants to the oil, soil, or water may give rise to significant liabilities to government and third parties and may require us to incur substantial cost of remediation. We may be required to agree to indemnify sellers of properties purchased against certain liabilities for environmental claims associated with those properties. We can give no assurance that existing environmental laws or regulations, as currently interpreted, or as they may be reinterpreted in the future, or future laws or regulations will not materially adversely affect our results of operations and financial conditions.

ENVIRONMENTAL LIABILITIES COULD ADVERSELY AFFECT OUR BUSINESS

         In the event of a release of oil, gas, or other pollutants from our operations into the environment, we could incur liability for personal injuries, property damage, cleanup costs, and governmental fines. We could potentially discharge these materials into the environment in any of the following ways:

         o    from a well or drilling equipment at a drill site;

         o leakage from gathering systems, pipelines, transportation facilities and storage tanks;

         o damage to oil and natural gas wells resulting from accidents during normal operations; and

         o    blowouts, cratering, and explosions.

         In addition, because we may acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage, including historical contamination, caused by such former operators. Additional liabilities could also arise from continuing violations or contamination not discovered during our assessment of the acquired properties.

COMPETITION IN THE OIL AND GAS INDUSTRY IS INTENSE, AND WE ARE SMALLER AND HAVE A MORE LIMITED OPERATING HISTORY THAN MANY OF OUR COMPETITORS.

         We compete with major integrated oil and gas companies and independent oil and gas companies in all areas of operation. In particular, we compete for property acquisitions and for the equipment and labor required to operate and develop these properties. Most of our competitors have substantially greater financial and other resources than we have. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and may be able to define, evaluate, bid for, and purchase a greater number of properties and prospects than we can. Further, our competitors may have technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to explore for natural gas and oil prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. In addition, most of our competitors have operated for a much longer time than we have and have demonstrated the ability to operate through industry cycles.

OUR CANADIAN OIL AND GAS OPERATIONS MAY BE ADVERSELY AFFECTED BY CHANGES IN THE EXCHANGE RATE BETWEEN U.S. AND CANADIAN DOLLARS.

         The price we receive for our oil and gas production in Canada is expressed in U.S. dollars, which is the standard for the oil and gas industry worldwide. However, we pay our operating expenses, drilling expenses, and general overhead expenses for our Canadian operation in Canadian dollars. Changes to the exchange rate between U.S. and Canadian dollars can adversely affect us. When the value of the U.S. dollar increases, we receive higher revenue and when the value of the U.S. dollar declines, we receive lower revenue on the same amount of production sold at the same prices.

RISKS RELATED TO THIS OFFERING

AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK AND WARRANTS MAY NOT DEVELOP OR BE SUSTAINED AFTER THE OFFERING, AND WE EXPECT THAT OUR STOCK PRICE WILL BE VOLATILE.

         There has been no prior public market for our common stock and warrants, and an active public market for our common stock and warrants may not develop or be sustained after the offering. The initial public offering price of the securities was determined by negotiation between us and the Representatives and may not be indicative of the market price of our common stock and warrants following the offering. The price at which the common stock and warrants will trade in the public market after the offering may be less than the initial public offering price you paid for those securities. In addition, we expect the market price of the common stock and warrants will be volatile because we expect our stock price to fluctuate with changes in natural gas and oil prices, which have historically been volatile, and other market conditions.

YOU WILL SUFFER IMMEDIATE DILUTION OF APPROXIMATELY ___% OF YOUR INVESTMENT.

     The initial public offering price of the common stock is substantially higher than the net tangible book value per share of our common stock will be after this offering. As a result, you will incur immediate dilution of approximately $___, in net tangible book value for each share of our common stock you purchase.

         You will also experience dilution resulting from a bridge note financing. In connection with a bridge financing, we issued a total of $566,000 promissory notes that are convertible into 226,400 shares of common stock at a price of $2.50 per share. These shares, if the Notes are converted, will be subject to a one-year restriction on sales or transfers commencing upon the date of this Prospectus. We intend to repay the bridge notes when they are due, 90 days after the date of this prospectus. If all of the Notes are converted, you will experience additional and substantial dilution resulting from the issuance of these additional common shares. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional discussion concerning the bridge note financing.

FUTURE SALES OF OUR COMMON STOCK BY OUR EXISTING SHAREHOLDERS COULD DECREASE THE TRADING PRICE OF OUR COMMON STOCK.

     Sales of a large number of shares of our common stock in the public markets after this offering, or the potential for such sales, could decrease the trading price of our common stock and warrants and could impair our ability to raise capital through future sales of our common stock. Upon completion of this offering, there will be 1,838,500 shares of our common stock outstanding. The 1,000,000 shares of common stock sold in this offering are, and 1,000,000 of the 1,226,400 shares of common stock reserved for issuance upon exercise of the Class A warrants will be, if and when issued, freely tradeable without restrictions or further registration under the Securities Act of 1933, unless such shares are purchased by our "affiliates," as that term is defined in the Securities Act of 1933.

         The 838,500 shares of common stock presently outstanding may be sold in the future subject to compliance with securities laws and lock-up agreements to which these shares are subject. The lock-up agreements with the managing underwriter prohibit the sale in the public market of ___ of these shares for one year following the completion of this offering; and of ___ of these shares for ___ months following the completion of this offering, unless permitted by the Representatives.

OUR PRINCIPAL SHAREHOLDERS OWN A SIGNIFICANT AMOUNT OF COMMON STOCK, GIVING THEM CONTROL OVER CORPORATE TRANSACTIONS AND OTHER MATTERS.

         On completion of this offering, our officers and directors and principal shareholders will beneficially own approximately 56.5% of our outstanding common stock, assuming that they exercise all of the options and warrant they presently own. These shareholders, acting together, will be able to control the outcome of shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. This concentrated ownership makes it unlikely that any other holder or group of holders of common stock will be able to affect the way we are managed or the direction of our business. These factors may also delay or prevent a change in our management or voting control of us.

WE HAVE NOT PAID DIVIDENDS AND DO NOT ANTICIPATE PAYING ANY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

     We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. We do not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our Board of Directors after taking into account many factors, including our operating results, financial condition, current and anticipated cash needs, and other factors.

THE EXISTENCE OF OUTSTANDING OPTIONS AND WARRANTS MAY IMPAIR OUR ABILITY TO RAISE CAPITAL.

         After completion of this offering, there will be 1,226,400 shares of our common stock issuable upon exercise of the Class A warrants issued in this offering (and into which the Class B warrants will be exchanged). There will also be an additional 837,336 shares of common stock issuable upon exercise of other outstanding options and warrants at an average exercise price of $2.96. During the life of the options and warrants, the holders are given an opportunity to profit from a rise in the market price of our common stock with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period the warrants are outstanding may be adversely affected and the existence of the warrants may have an effect on the price of our common stock. The holders of the warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the warrants.

HOLDERS OF WARRANTS MAY NOT BE ABLE TO EXERCISE THE WARRANTS IF WE DO NOT MAINTAIN AN EFFECTIVE REGISTRATION STATEMENT.

         We are required to use commercially reasonable efforts to maintain a registration statement relating to the offer and sale of the common stock underlying the warrants offered in this offering and to qualify the warrants for sale in jurisdictions in which the warrant holders reside unless an exemption from such registration or qualification exists. If such registration is not maintained, the holders of the warrants may not be able to exercise them.

IF WE ARE NOT ABLE TO REGISTER THE SHARES UNDERLYING THE WARRANTS IN JURISDICTIONS, THE OWNERS OF THE WARRANTS MAY NOT BE ABLE TO EXERCISE THEM.

         The warrants offered hereby are separate from the shares and on the effective date will be traded separately on Nasdaq. Although the securities will not be sold to purchasers in jurisdictions in which the securities are not registered or otherwise qualified for sale, any purchaser may move to, and purchasers who buy warrants in the aftermarket may reside in or may move to jurisdictions in which the shares issuable upon exercise of the warrants are not so registered or qualified. In this event, we would be unable to issue shares of common stock to the holder desiring to exercise the warrant unless the shares could be registered or otherwise qualified for sale in the jurisdiction in which such purchaser resides, or an exemption from such registration or qualification exists in such jurisdiction. No assurance can be given that we will undertake to effect or will be able to effect any required registration or qualification. We have undertaken, however, to qualify or register such shares in the following states: __________

OUR CORPORATE CHARTER MAKES CERTAIN LIMITATIONS ON DIRECTOR LIABILITY.

         Our Articles of Incorporation provide, as permitted by Colorado law, that our directors shall not be personally liable to the corporation or our stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of us against directors. In addition, our Articles of Incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Colorado law.

MEMBERS OF OUR MANAGEMENT HAVE CONFLICTS OF INTEREST.

         Our directors, are, or may become in their individual capacity, officers, and directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses. Thus, they may develop conflicts of interest including, among other things, time, effort, and corporate opportunity, involved in participation with such other business entities. The amount of time that our directors will devote to our business will be limited.

OUR MANAGEMENT HAS SUBSTANTIAL DISCRETION OVER HOW THE PROCEEDS FROM THIS OFFERING ARE USED; THE ACTUAL USE OF PROCEEDS COULD DIFFER MATERIALLY FROM WHAT IS DISCLOSED IN THE "USE OF PROCEEDS" SECTION.

         We have projected our use of proceeds from this offering based on management's best estimate of wells that may be proposed for drilling. However, our board of directors has retained the sole discretion to change the use of proceeds. The proceeds of this offering could be allocated to projects or purposes other than those shown in the use of proceeds. Our management may make the wrong decision regarding the allocation of our capital, which may adversely affect our results of operations, financial condition, and liquidity.

                          DILUTION AND COMPARATIVE DATA

         At March 31, 2001, our unaudited net tangible book value was $825,000, or $.98 per share. Net tangible book value per share represents our net tangible assets, less liabilities, divided by the number of outstanding shares of common stock. After giving effect to our sale of 1,000,000 shares of common stock and 1,000,000 warrants and our receipt of an estimated $[___] of net proceeds from the offering, adjusted net tangible book value at March 31, 2001, would have been $___ per share. This amount represents an immediate increase in net tangible book value of $___ per share to existing shareholders and an immediate dilution of $___ or __% of the per share offering price of common stock to new investors purchasing securities in the offering. The following table illustrates per share dilution:

         Public offering price per share                                $
                  Net tangible book value prior to the offering      $.98
                  Increase attributable to new investors                $

         Adjusted net tangible book value after the offering            $

         Dilution per share to new investors in this offering           $

         The following table sets forth as of March 31, 2001, the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid to us, by all present shareholders, and by new investors purchasing securities in this offering, before deducting underwriting discounts and estimated offering expenses.

                          Shares of
                           Common          Percentage of                                              Average
                            Stock        Outstanding Stock          Total              Percent of    Price Per
                          Purchased       After Offering      Consideration Paid     Consideration     Share
                          ---------      -----------------    ------------------     -------------   ---------
Present shareholders        838,500             48.1%            $  1,946,250                  %      $  2.32
New investors             1,000,000             51.9%                       $                  %            $
                          ---------          -------             ------------           -------      -------
           Total          1,838,500            100.0%                       $             100.0%            $

The above table excludes shares issuable upon exercise of outstanding convertible notes, options, and warrants, the warrants being offered hereby, the Representatives' Options, and the Representatives' over-allotment option. To the extent that currently outstanding convertible notes, options, or warrants are exercised at prices below $[___], there will be further dilution to new investors.

                                 USE OF PROCEEDS

         The net proceeds to be realized by us from this offering, after deducting estimated offering related expenses of approximately $___, is approximately $

         The following table sets forth our best estimate of the use of proceeds from the sale of the shares offered. Since the dollar amounts shown in the table are estimates only, actual use of proceeds may vary from the estimates shown.

Description                                Amount       Percentage
-----------                                ------       ----------
Drilling Program                           $
Gathering system and pipeline              $
Property acquisitions                      $
Working capital                            $

TOTAL NET PROCEEDS                         $                 100%


         Working capital may be used for general corporate purposes to operate, manage, and maintain the current and proposed operations including wages and salaries, professional fees, expenses, payment of rent, and other administrative costs.

         If all of the warrants offered hereby are exercised, we will use the additional proceeds of $____ for general corporate purposes, including working capital. If the over-allotment option is exercised in full, we will use the additional proceeds of $___ from the sale of shares and warrants and $__ from the exercise of the warrants for general corporate purposes, including working capital.

         We have allocated $___ for the drilling program on the Atlantis Prospect. This program includes the costs of drilling, completing, and equipping up to __ wells on the Atlantis Prospect. We have not planned or identified any property acquisitions outside of the Atlantis Prospect.

         The cost of a gathering system to connect producing wells to a pipeline includes 100% of the costs of such system. To the extent that other participants in the drilling program, including Weatherford and High Plains, agree to share in the costs of such system, our costs will be proportionately reduced.

         The description above represents our best estimate of the net proceeds to be received in this offering, based on current planning and business conditions. The precise allocation of funds among these uses will depend on:

     o    the amount of cash generated by our operations;

     o    the success of our drilling program; and

     o    the emergence of future opportunities.

         We believe that our existing capital resources and the proceeds of this offering will be sufficient to maintain our current and planned operations for a period of at least 12 months from the date of this prospectus.

         Pending expenditures of the proceeds of this offering, we may make temporary investments in short-term, investment grade, interest-bearing securities, money market accounts, insured certificates of deposit and/or in insured banking accounts.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of March 31, 2001, on an actual basis, and as adjusted to give effect to the sale of 1,000,000 shares of common stock and 1,000,000 warrants in this offering. This table should be read in conjunction with our Financial Statements and the notes thereto.

                                          Outstanding at      As adjusted at
                                          March 31, 2001      March 31, 2001
                                            (1)(2)(3)             (3)(4)
                                          --------------      --------------
    Common Stock                            $ 3,269,000
                                                                        $
    Accumulated deficit                      (2,116,000)
    Subscription receivable                    (225,000)                $
                                            -----------
  Total stockholders' equity                $   928,000
                                            ===========

----------

         (1) The Company has authorized 20,000,000 shares of common stock. At March 31, 2001, there were 838,500 shares issued and outstanding and after giving effect to this offering of 1,000,000 shares, 1,838,500 shares would be issued and outstanding.

         (2) At March 31, 2001, a total of 837,336 shares of common stock were reserved for issuance pursuant to outstanding options and warrants with an average exercise price of $2.96 per share. In addition, there were 90,000 shares reserved for issuance under a subscription receivable at $2.50 per share.

         (3) Does not include shares of common stock reserved for issuance upon exercise of outstanding options and warrants and conversion of convertible debentures.

         (4) Net of expenses from the issuance of the shares of common stock and warrants, estimated to be $___.

                             SELECTED FINANCIAL DATA

         The following table presents a summary of our consolidated statement of operations derived from our financial statements. The data should be read in conjunction with our consolidated financial statements and related notes and the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

 CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                                 Three Months Ended
                                                  March 31, 2001       Twelve Months Ended
                                                    (Unaudited)         December 31, 2000
                                                 ------------------    -------------------
Revenues                                              $    40,000          $   145,000
Production expenses                                        17,000               25,000
Exploration costs                                           3,000               31,000
General and administrative                                125,000              158,000
Compensation related to issuance of common
   stock and options                                      411,000              596,000
Depreciation and amortization                              16,000               52,000
Interest expense                                            7,000                   --
Impairment(1)                                             100,000              760,000
                                                      -----------          -----------
Net (loss)(2)                                         $  (639,000)         $(1,477,000)
                                                      ===========          ===========
Net income (loss) per share--basic and
   diluted                                            $      (.81)         $     (1.83)
                                                      ===========          ===========

(1) We follow the successful efforts of accounting for our oil and gas properties. An impairment charge is taken if future cash flows from oil and gas properties are less than the net carrying value, in which event the properties are impaired based on the fair market value of the properties.

(2) Of these amounts, $411,000 and $596,000 are non-cash charge related to the issuance of common stock and options in the three months ended March 31, 2001, and the twelve months ended December 31, 2001, respectively; and $100,000 and $760,000 are non-cash charges related to impairment charges for those periods.

         The following table indicates a summary of our consolidated balance sheet as of March 31, 2001. The "As adjusted" column below reflects our receipt of estimated net proceeds of $____ from the sale of 1,000,000 shares and warrants at assumed public offering prices of $____ and $____, respectively, after deducting underwriting discounts and estimated expenses of $___.

CONSOLIDATED BALANCE SHEET DATA:

                                          MARCH 31, 2001 (UNAUDITED)
                                            ACTUAL        AS ADJUSTED
                                          ----------      -----------
Cash and short-term investments           $  407,000      $
Oil and gas properties, net                  548,000
Total assets                               1,171,000
Current liabilities                          243,000
Working capital                              205,000
Stockholders' equity                      $  928,000      $

                      MANAGEMENT DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following is a discussion and comparison of the financial condition and results of operations of Mendell Energy Technologies (the "Company") as of March 31, 2001 and the period then ended. These discussions should be read in conjunction with our financial statements and the notes to the financial statements.

         We are a development stage company incorporated on January 3, 2000. Our activities in 2000 were primarily focused on drilling a "test" oil and gas well in Saskatchewan, Canada, which was marginally successful, but did not achieve our objectives. We also acquired significant undeveloped acreage along with an interest in certain marginal producing oil and gas wells in North Dakota, raised initial capital principally to drill the oil and gas well discussed above and commenced additional offerings of debt and common stock to raise capital. As revenues from planned activities have not been significant since inception, the Company is considered to be in the development stage.

         During the first quarter of 2000, we substantially changed our focus in the development of our oil and gas properties. We are currently considering disposing of substantially all of our undeveloped properties in North Dakota, which we acquired in 2000, and we acquired additional undeveloped properties in Montana, which we call the Atlantis Prospect. Subsequent to the first quarter, we drilled two test wells on the Atlantis Prospect. Based on results of those test wells we intend to pursue further development of these properties. However, both wells are waiting for completion and connection to a pipeline. A portion of the proceeds received in our public offering will be used to connect those wells to a pipeline and to further develop the Atlantis Prospect.

         Our ability to continue operations as a going concern is dependent upon the efforts and continued employment of Paul E. Mendell, CEO, and Glen L. Timson, President. The loss of the services of either of them could adversely affect us. Furthermore, we are dependent on raising additional capital and ultimately achieving profitable operations from our oil and gas activities. There are also other environmental and business risk factors that could adversely affect us.

LIQUIDITY AND CAPITAL RESOURCES

         We have working capital as of March 31, 2001 of approximately $205,000. We intend to raise additional funds through private and public offerings in the future; however, there are no assurances that we will be successful in these endeavors.

         For the three months ended March 31, 2001, cash provided in operations was $46,000, which was comprised of decreases in accounts receivable and increases in payables. We had negative cash flows from investing activities of approximately $114,000, which was primarily made up of lease purchases for the Atlantis prospect. For this same period cash flows from financing activities was $136,000, which was comprised of debentures sold to investors, net of offering costs, through March 31, 2001. The debentures are collateralized by all of our oil and gas leases in the Atlantis prospect and yield 12% interest. The notes and accrued interest are convertible at 50% of the IPO price or will be due and payable 90 days from the effective date of the IPO at the option of the holder. In the event there is not an IPO, the notes will be due and payable in one year. The purchasers of the debentures also received warrants to purchase common stock. An additional expense equal to the principal and interest outstanding at the time of the IPO will be recorded by the Company as a result of the "beneficial conversion" feature of the debentures. Such expense amount will approximate the total principal and interest amount outstanding at the time of the IPO.

         For the period from Inception to March 31, 2001, cash provided in operations was $47,000. We had negative cash flows from investing activities of approximately $586,000, which is primarily made up of lease purchases and oil and gas drilling activity. For this same period cash flows from financing activities was $946,000. This is primarily comprised of sale of stock and debentures.

STATEMENT OF OPERATIONS FOR THE PERIOD ENDED MARCH 31, 2001

         The financial statements reflect our operations from our inception on January 3, 2000 to March 31, 2001. Our oil and gas revenues were approximately $33,000 and $140,000 for the three months ended March 31, 2001 and cumulative from inception to March 31, 2001, respectively. These revenues are considered insignificant with regards to our long-term plans. Our total expenses and related net loss relate primarily to compensation expense related to the issuance of common stock and options, impairment of the properties, and professional fees paid to attorneys and accountants. Compensation expense related to the issuance of common stock and options was approximately $411,000 and $1,007,000 for the three months and cumulative from inception to March 31, 2001, respectively. Impairment expense was approximately $100,000 and $860,000 for the three months and cumulative from inception to March 31, 2001, respectively.

         The majority of our general and administrative costs of approximately $125,000 and $283,000 for the three months and cumulative from inception to March 31, 2001, respectively, represents salary expense of $49,000 and $211,000, respectively, and other general expenses associated with our day-to-day operations.

         As a result we incurred a net loss of $(639,000) for the three months ended March 31, 2001, and a loss of $(2,116,000) for the period from inception to March 31, 2001. Of these amounts, $522,011 and $1,885,000, respectively, represent non-cash charges for depreciation, amortization, impairment, and common shares and equivalents issued for services during these periods.

         As described earlier, we will incur additional non-cash charges in the future for the beneficial conversion feature of the debentures, and approximately $295,000 during the remainder of 2001 as certain stock options vest. We are optimistic about our current drilling program and we do not currently anticipate significant additional non-cash charges and believe that the periods presented are not necessarily indicative of future periods. However, oil and gas is inherently a risking venture, and no assurance can be given as to our ultimate success.

                                    GLOSSARY

         As used in this Memorandum:

         A "development well" is a well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

         An "exploratory well" is a well drilled to find and produce oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir, or to extend a known reservoir.

         "Farm out" involves an entity's assignment of all or a part of its interest in a property in exchange for the assignee's obligation to expend all or part of the funds to drill and equip the property.

         "Gross acres" or "gross wells" are the total acres or wells, as the case may be, in which we have a working interest.

         "Net acres" or "net wells" are deemed to exist when the sum of our fractional ownership working interests in gross acres or wells, as the case may be, equals one. The number of net acres or wells is the sum of the fractional working interests owned in gross acres or wells, as the case may be, expressed as whole numbers and fractions thereof.

         "Oil and gas lease" or "lease" means an agreement between a mineral owner, the lessor, and a lessee, that conveys the right to the lessee to explore for and produce oil and gas from the leased lands. Oil and gas leases usually have a primary term during which the lessee must establish production of oil and or gas. If production is established within the primary term, the term of the lease generally continues in effect so long as production occurs on the lease. Leases generally provide for a royalty to be paid to the lessor from the gross proceeds from the sale of production.

         The "operator" is the individual or company responsible to the working interest owners for the exploration, development, and production of an oil or natural gas well or lease.

         The "present value of estimated future net revenues" is the amount to be generated from the production of proved reserves, net of estimated production and ad valorem taxes, future capital costs and operating expenses, using prices and costs in effect as of the date indicated, without giving effect to federal income taxes. The future net revenues have been discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties.

         A "prospect" is a geologic anomaly that may contain hydrocarbons that has been identified through the use of 3-D and/or 2-D seismic surveys and/or other methods.

         "Proved oil and gas reserves" are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e. prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

         "Residual saturation" is a description of the remnant amounts of oil and gas within a known reservoir. We use this term to describe hydrocarbons that are contained in the smallest pore spaces of a reservoir. The larger pore spaces often contain saltwater or freshwater.

         "Royalty interest" is a right to oil, gas, or other minerals that is not burdened by the costs to develop or operate the related property. The owner of mineral rights retains the basic royalty interest when his property is leased for purposes of development.

            A "working interest" is an interest in an oil and natural gas lease that gives the owner of the interest the right to drill and produce oil and natural gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties.

                                    BUSINESS

GENERAL

         Mendell Energy Technologies, Inc. was organized in January 2000 to explore for and develop potentially large reservoirs of oil and natural gas by using unconventional methods, and by obtaining funding for our projects from large industry partners. Shortly after our formation, we utilized precision horizontal drilling to explore a potentially large area in Canada we obtained from Pan Canadian Resources (TSE: PCP), one of the largest producers of oil and gas in Canada. Our current project, the Atlantis Prospect, involves a reservoir management technique called co-production, which we are developing with Weatherford International, Inc. (NYSE: WFT), one of the world's leading providers of equipment and services used for the drilling, completion, and production of oil and natural gas wells.

SUMMARY OF THE ATLANTIS PROSPECT

         We are in the early stages of evaluating a co-production opportunity on a large block of oil and gas leases that we have assembled in Hill County, Montana. The concept of co-production is a recognition that water must be pumped out of a well in sufficient quantities to lessen pressure that prevents the flow of natural gas. This production method is described more fully below. We have entered into an agreement with High Plains Energy Inc. of Calgary, Alberta, through its subsidiary Griffin Petroleum Inc., wherein High Plains and we have acquired leases that contain over 75,000 net acres. Subsurface mapping utilizing information obtained from wells previously drilled in the area indicates that the Eagle formation, approximately 1,000 feet below the surface, consists of similar geological sedimentation that includes over approximately 125 square miles under our leases. We believe that the prospective reservoir consists of approximately 100 feet of laminated sandstones, siltstones, carbonaceous shales, and thin discontinuous coal seams. Capillary forces in the smaller pores of the laminated reservoir rocks trap natural gas and the larger pores contain water. Previous attempts to test or produce wells from the Eagle Formation resulted in "excessive" water production even though some significant volumes of gas were also recorded. We believe that we will be able to test the feasibility of using the co-production strategy on this formation.

         We have also entered an agreement with Weatherford and High Plains to drill up to three test wells on the leases. In June and July 2001 we drilled and completed two wells on the prospect. Weatherford has paid or will pay 50% of the costs of drilling and completing the wells, and High Plains will pay the other 50%. We expect each of the wells to cost approximately $100,000 to drill and complete. Weatherford earned from us an 18.75% interest in the leasehold block and on-going development of the field.

         Preliminary results obtained in the drilling of the first two wells on the Atlantis Prospect are positive. The first well encountered gas shows during drilling and has been stimulated with a fracture treatment. The well is on a pump, and we are evaluating it. The second well flowed gas and water at significant rates while drilling, and accordingly will not require stimulation at this time. The two wells are awaiting completion and connection to a pipeline.

         Based on the production of the second well, and the possible enhanced production of the first well, we are planning to construct a gas gathering system to connect the wells to a pipeline owned by a third party that is nearby. We are negotiating with the owner of the pipeline to permit us to connect our wells to the pipeline. We plan to drill an additional seven wells on the prospect in the near future to more fully test the prospect. We estimate the costs to drill development wells at approximately $100,000 each. We estimate that the cost of building the gathering line to connect the wells to the existing pipeline will be approximately $150,000. If Weatherford and High Plains decide not to join us in connecting to the pipeline, we will bear the entire cost of the line. Otherwise, we will pay our proportionate share of the cost.

         We believe that if the ten well pilot program is successful, we will have discovered a significant reserve of natural gas. The approximate working interests in the leases is:

         Mendell Energy Technologies, Inc.           31.25-47.92%*
         Weatherford International, Inc.             18.75%
         High Plains Energy Inc.                     33.33-50%*

* From the surface to the depth of the group of formations that include the Eagle Formation. High Plains owns between 50%-66.67% below those formations.

RELATED POTENTIAL PROSPECT AREAS

         Through geologic mapping we have conducted we have identified additional areas that have geological characteristics similar to the Atlantis Prospect that we believe have similar potential. These prospects cover very large areas and encouraging results at the Atlantis Prospect would place us ahead of industry competition in pursuing these opportunities.

CO-PRODUCTION

         The oil and gas industry has recognized that some of the world's reserves of oil and gas remain in remnant amounts within known and previously exploited reservoirs. Economic recovery of these residual reserves has not, until recently, been feasible. These residual reserves of oil and gas are contained within the smallest pore spaces of the reservoirs. The larger pore spaces most often contain water, unless they are located on a structure forming a conventionally trapped oil and gas field. Because the larger pore spaces also have greater permeability, initially the water dominates the produced volumes. The oil and gas remain behind, locked within the small pore spaces, as residual saturations until the pressure is reduced by removing the water.

         The oil and gas industry has always believed that the economic limit of oil and gas production is reached when the cost of disposing of associated water becomes greater than the income from the sale of the oil and/or gas. At this point, wells are plugged and abandoned. For this reason operators have generally tried to minimize production of associated water with the oil and gas.

         We believe that we can economically extract these residual amounts of oil and gas in certain reservoirs by employing a new production methodology. In certain reservoirs, the oil and gas trapped within the smaller pores can be economically produced when the water contained in the larger pores is extracted. It is first necessary to extract larger volumes of water than the previous industry's standard "economic limit." Many engineering and operational challenges arise in order to produce these large volumes of water; however, once the water in the reservoir is drawn down, oil and/or gas can be produced.

         A key technological tool which we are contemplating employing is a new kind of electronic submersible pump designed, patented, and marketed by Weatherford. The new pump is capable of lifting very large volumes of water, up to 1,000 barrels per day, from depths greater than 1,000 feet. It is driven by a 10 horsepower motor. The pump is ideal for a co-production project with large volumes of water.

WATER PRODUCTION AND DISPOSAL

         Based on our review of production in similar reservoirs, we believe the groundwater produced from our Atlantis Prospect will not exceed levels we can obtain permits for, will be low in total dissolved solids, and will show a general absence of hydrocarbon contaminants such as benzene. This means we will be able to lawfully dispose of water into well-site pits and evaporation ponds pursuant to permits we will seek to obtain from the State of Montana. We will apply for discharge permits for wells as required, and for an increase in the total volume of water permitted for surface discharge if needed. Approval of these requests is uncertain and may be dependent upon completion of additional study by the State of Montana. These and other surface disposal options may require an extensive third-party water sampling and laboratory analysis program to ensure compliance with state permit standards. These monitoring costs will be directly related to the number of well-site pits, evaporation ponds, and discharge points. If water of lesser quality is discovered or our wells produce water in excess of the applicable permit limits, we may have to drill disposal wells to re-inject the produced water into deeper sandstone horizons. This would also have to be accomplished through an appropriately issued permit. If we are not able to obtain the necessary permits, we may not be able to develop the Atlantis Prospect in whole or in part.

RESERVES

         The following table shows the estimated net quantities of our proved developed reserves attributable to our leases in North Dakota and Saskatchewan as of December 31, 2000, and the Estimated Future Net Revenues and Present Values attributable to total proved reserves at such date.



ESTIMATED PROVED DEVELOPED RESERVES:
     Natural gas (Mcf)                                         3,375
     Oil (Bbls)                                               37,552
     Estimated Future Net Revenues                          $842,804
     Present Value                                          $520,086

AVERAGE PRICES USED IN ESTIMATING FUTURE NET REVENUES:
     Natural gas (per Mcf)                                  $   4.61
     Oil (per Bbl)                                          $  26.44

         No estimates of our proved reserves comparable to those included herein have been included in reports to any federal agency other than the Securities and Exchange Commission.

         Our estimated proved reserves as of December 31, 2000, are based upon studies prepared by A. R. Briggs & Associates, independent petroleum consultants. Such calculations were prepared using standard geological and engineering methods generally accepted by the petroleum industry and in accordance with Securities and Exchange Commission guidelines. The Estimated Future Net Revenues and Present Value were based on the engineers' production volume estimates as of December 31, 2000. The amounts shown do not give effect to indirect expenses such as general and administrative expenses, debt service, and future income tax expense or to depletion, depreciation, and amortization.

         There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. The reserve information shown above is estimated. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers often vary. In addition, results of drilling, testing, and production subsequent to the date of an estimate may justify revision of such estimate. Accordingly, reserve estimates often differ from the quantities of oil and gas that are ultimately recovered. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based.

         For further information on reserves, future net revenues and the standardized measure of discounted future net cash flows, see Note 9 of the Notes to our Consolidated Financial Statements.

OTHER PROPERTIES

THE NORTH DAKOTA PROSPECT

         We are partner with Halliburton USA in a joint venture covering 114,000 acres of oil and gas leases in North Dakota. Halliburton paid the costs of drilling three test wells on the property. Although the wells were completed, only one of them is expected to produce sufficient revenues to recover the costs of drilling it. We operate and have a 10% revenue interest in the three wells. Most of the leases expire in 2002, except for the leases held by production. We are negotiating the sale of our interest in this prospect.

THE SASKATCHEWAN WELL

         We also own and operate one well in Saskatchewan, Canada. The well has produced approximately 14 barrels of oil per day since we drilled it in May 2000. It is located on 320 acres we earned through a farm-out from PanCanadian. The property is subject to royalties totaling 5%. There is no future development possibility for this property.

TITLE TO PROPERTIES

         We follow industry practice when acquiring undeveloped properties on minimal title investigation. We obtain a title opinion before we begin drilling on the properties. We do not have title opinions for a majority of our properties. Our properties are subject to royalty interests, liens incidental to operating agreements, liens for current taxes and other burdens that we believe do not materially interfere with their use or value. We may incur additional expenses in obtaining titles or doing remedial work on the titles, but in the opinion of management, these expenses would not be material.

REGULATION

GENERAL FEDERAL AND STATE REGULATION.

         Our oil and gas exploration, production, and related operations are subject to extensive rules and regulations promulgated by federal and state agencies. Operations in Canada are subject to similar rules and regulations of Canadian governmental authorities. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases our cost of doing business and will affects our profitability. Because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws.

         The Canadian Province of Saskatchewan and many other provinces and states require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and gas. Such governmental entities also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of such wells. Many jurisdictions restrict production to the market demand for oil and gas. Some states and provinces have enacted statutes prescribing ceiling prices for gas sold within their states.

ENVIRONMENTAL REGULATION

         Our exploration, development, and production of oil and gas is subject to various federal, state and local environmental laws and regulations. Such laws and regulations increase the costs of planning, designing, installing and operating oil and gas wells. We are also subject to regulations governing the handling, transportation, storage, and disposal of naturally occurring radioactive materials that are found in its oil and gas operations. Civil and criminal fines and penalties may be imposed for non-compliance with these environmental laws and regulations. Additionally, these laws and regulations require the acquisition of permits or other governmental authorizations before undertaking certain activities, limit or prohibit other activities because of protected areas or species, and impose substantial liabilities for cleanup of pollution.

         Additionally, in the course of our routine oil and gas operations, surface spills and leaks, including casing leaks, of oil or other materials occur, and we may incur costs for waste handling and environmental compliance. Moreover, we are able to control directly the operations of only those wells we operate. Notwithstanding our lack of control over wells owned by us but operated by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, be attributable to us.

         We do not anticipated that we will be required in the near future to expend amounts that are material in relation to our total capital expenditures program by reason of environmental laws and regulations, but inasmuch as such laws and regulations are frequently changed, we are unable to predict the ultimate cost of compliance. We cannot assure that more stringent laws and regulations protecting the environment will not be adopted or that we will not otherwise incur material expenses in connection with environmental laws and regulations in the future.

COMPETITION

         The oil and gas industry is highly competitive in many respects, including identification of attractive oil and gas properties for acquisition, drilling and development, securing financing for such activities and obtaining the necessary equipment and personnel to conduct such operations and activities. In seeking suitable opportunities, we compete with a number of other companies, including large oil and gas companies and other independent operators with greater financial resources and, in some cases, with more experience. In the event Atlantis Project becomes successful, for example, we expect fierce competition for additional leases, equipment, and capital to fully develop what we may discover with respect to the field. This offering will only finance the initial phases of development of the field. Many other oil and gas companies in the industry have financial resources, personnel, and facilities substantially greater than our and we cannot assure that we will be able to compete effectively with these larger entities. We are not aware of any other companies that are actively drilling wells in the same geographic areas as we are.

EMPLOYEES

         As of March 31, 2001, we had two full-time employees, Messrs Mendell and Timson; and one part-time employee, Ms. Barone. We may hire independent contractors on an "as needed" basis only. All of our employees are officers, so that we have no collective bargaining agreements with our employees. If the Atlantis Prospect is successful, we will need to hire at least two additional people, a production/completion superintendent and a person to check the wells we will operate. Otherwise, we do not presently intend to increase the number of full-time employees other than possibly secretarial and clerical.

CONSULTANTS

         We utilize the services of Cody Oil and Gas Corporation on a consulting basis to acquire and maintain leases for us. We have agreed to pay Cody a 1% over-riding royalty interest on such leases. We pay Cody some additional fees for its services, in addition to reimbursing it for lease costs.

PREMISES

         Mr. Timson resides in Oklahoma, and we lease, on a month-to-month basis, a geological office in Oologah, Oklahoma, a suburb of Tulsa. The monthly rental is $150. Mr. Mendell operates out of his home at no cost to us, other than reimbursement of direct out-of-pocket costs. Although we do not have additional space under consideration, we anticipate that, after this offering, we will open an executive office.

LITIGATION

         There is no litigation currently pending or threatened against us.

                                   MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors are as follows.

         Name                       Age     Position
         ----                       ---     --------
         Paul E. Mendell            35      Chairman and Chief Executive Officer, Director
         Glenn H. Timson            48      President, Director
         Dean C. Brooks             47      Vice President and Chief Engineer, Director
         Grant Swartzwelder         38      Director
         Maxim C.W. Webb            40      Director
         Kenneth Whiting            74      Director
         Vicki D.E. Barone          41      Chief Financial Officer

         All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The executive officers are elected by the Board of Directors and serve at its discretion.

         The following is a brief description of the business background of each of our executive officers and directors.

         PAUL MENDELL was a founder and has been Chairman and CEO since its inception. Mr. Mendell has operated as a private independent oil and gas operator since 1988. Mr. Mendell has participated in approximately sixty oil and gas wells located in Colorado, Kansas, Oklahoma, Arkansas, North Dakota, and Saskatchewan, Canada. Approximately fifty of those wells have been completed as oil and/or gas producers. Two of those wells were new field discoveries and were subsequently acquired by other companies.

         GLENN H. TIMSON was one of our founders. Mr. Timson has been working as a petroleum exploration geologist since 1978. From May 1997 through December 1999 he was a partner in TPC Exploration, an Oklahoma general partnership engaged in the development of our North Dakota prospect. From 1992 to 1997 Mr. Timson was a self-employed exploration geologist. Mr. Timson received a B.S. degree in Geology from Eastern Illinois University and an M.S. degree in Geology from Ohio State University.

         DEAN C. BROOKS has been one of our Directors since our inception. He has been self-employed as a consulting drilling engineer since 1989 with Directional Petroleum Corporation, a consulting firm he owns. Directional Petroleum is a full-service consulting firm specializing in horizontal and highly technical directional drilling projects. Prior to forming Directional Petroleum, Mr. Brooks was employed by Amoco Production Company as a petroleum engineer. Mr. Brooks earned a B.S. degree in Mechanical Engineering from Texas Tech University.

         GRANT SWARTZWELDER has been a Director since January 2000. Mr. Swartzwelder is the President of PetroGrowth Advisors, a firm that provides financial advisory services to the oil and gas industry. Prior to founding PetroGrowth he worked for ARCO Oil & Gas as an Operation/Analytical Engineer. He also has worked for Energy Service Company, a leading provider of contract drilling services, where he was active in tool and supply operations, energy and production activities, and oilfield technology services; and Principal Financial Services where he gained experience in public offerings, private placements, and a variety of other investment advisory and valuation assignment. Mr. Swartzwelder received his BS degree in Petroleum Engineering from Texas A&M University and his MBA from the Harvard Business School.

         MAXIM C.W. WEBB has been a Director since January 2000. Mr. Webb is the Chief Financial Officer of Pico Holdings, Inc., a California insurance holding company, and subsidiaries of PICO, positions he has held since 1993. Mr. Webb received his BS Degree from the University of London. He qualified as a Chartered Accountant in England in 1987.

         KENNETH WHITING has been a Director since January 2000. Mr. Whiting is a Consultant to and a Director of Whiting Petroleum Corporation, an oil and gas exploration and production company that he founded in 1980. He was President and Chief Executive Officer of Whiting from 1980 through 1996. Prior to founding Whiting, he was President of Webb Resources, Inc. and Executive Vice President of Ladd Petroleum Corp. Mr. Whiting is also a Director of Cody Energy, Inc. Mr. Whiting received his B.S degree in Business from the University of Colorado and his J.D. degree from the University of Denver.


         VICKI D.E. BARONE has been our Chief Financial Officer since April 2001. Ms. Barone has been the financial and compliance officer for Bathgate McColley Capital Group, LLC, and the manager and financial officer of Caribou Bridge Fund, LLC, since 1996. Ms. Barone has public accounting experience from KPMG Peat Marwick (Denver), was the CFO for a small public company, and operated her own financial services firm. She is a Certified Public Accountant and Certified Financial Planner. She holds a MS degree in Accounting and a BS degree in Finance, both from the University of Colorado.

BOARD OF DIRECTORS

         We are authorized to have a board of directors of between one and seven directors. We currently have six directors. Our directors are elected for a term of one year, from annual meeting to annual meeting, or until an earlier resignation, death, or removal. Each officer serves at the discretion of the board or until resignation. There are no family relationships among any of our directors or officers.

         Currently our directors do not receive any fees or remuneration for being directors, but we will reimburse actual and reasonable out of pocket expenses they incur for attending board and committee meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

         Our Board of Directors does not currently have an audit committee or a compensation committee. However, those committees will be formed prior to the effectiveness of the registration statement.

         Audit Committee. Our audit committee will consist of three directors, two of whom will be independent. The audit committee will review in detail and recommend approval of the full board of our annual and quarterly financial statements, recommend approval of the remuneration of our auditors to the full board, review the scope of the audit procedures and the final audit report with the auditors, and review our overall accounting practices and procedures and internal controls with the auditors.

         Compensation Committee. Our compensation committee will consist of three directors, two of whom will be independent. The compensation committee will recommend approval to the full board of the compensation of the Chief Executive Officer and the President, the annual budget for all other employees, bonuses, grants of stock options, and any changes to our benefit plans.

                             EXECUTIVE COMPENSATION

         The following table sets forth the remuneration of our Chief Executive Officer for 2000. No other officer or employee received compensation in excessive of $100,000 in 2000.

COMPENSATION SUMMARY



                                                                            Long Term Compensation
                                                                            ------------------------
                                            Annual Compensation                      Awards
                                    -----------------------------------     ------------------------
                                                                  Other
                                                                 Annual     Restricted
                                                                 Compen-       Stock       Warrants/
Name and Principal                  Salary           Bonus       sation      Award(s)      Options/
Position                  Year        ($)             ($)          ($)          ($)          SARs
--------------------      ----      -------         -------      -------    ----------     ---------
Paul E. Mendell, CEO      2000      $75,000(1)            0            0             0     $  52,500(2)


(1) Accrued in 2000 and paid in 2001.

(2) Consists of 150,000 warrants valued for financial accounting purposes at $52,500.

         On January 1, 2001, we entered employment agreements with Mr. Timson and Mr. Mendell that call for the payment to them of salaries of $75,000 and $125,000 per year, respectively. The employment agreements expire December 31, 2002. They also provide that they have a right to participate in the royalty pool described below.

ROYALTY POOL

         The board of directors has established a royalty pool for key employees and consultants, pursuant to which royalties of up to 2% from our oil and gas revenues may be paid to those individuals. Mr. Mendell and Mr. Timson have each been assigned royalties of 1% of revenues from the Atlantis Prospect.

STOCK OPTIONS AND WARRANTS

GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information regarding options and warrants granted to the named executive officers during the 12-month period ending December 31, 2000.

                                                                     INDIVIDUAL GRANTS
                                        -------------------------------------------------------------------------
                                           NUMBER OF         PERCENT OF
                                          SECURITIES       TOTAL OPTIONS/
                                          UNDERLYING          WARRANTS
                                           OPTIONS/          GRANTED TO
                                           WARRANTS         EMPLOYEES IN         PER SHARE
NAME                                       GRANTED         FISCAL YEAR(1)      EXERCISE PRICE      EXPIRATION DATE
----                                      ----------      ---------------      --------------      ---------------
Paul E. Mendell                              150,000           35.7%                (2)                 1/5/05

(1) Based on 420,000 options and warrants issued.

(2) 137,500 of the warrants are exercisable at $2.50 per share and expire January 5, 2005. 37,500 of the warrants are exercisable at the IPO price and also expire January 5, 2005.

YEAR-END WARRANT VALUES

         No warrants were exercised by the named executive officers during the 12-month period ended December 31, 2000. The following table sets forth certain information regarding unexercised stock purchase warrants held by the named executive officers as of December 31, 2000. All of the warrants are exercisable.

                                                Number of Securities
                                               Underlying Unexercised      Value of Unexercised
                                                 Warrants at Fiscal       In-the-Money Warrants
       Name                                           Year-End            at Fiscal Year-End(1)
       ----                                    ----------------------     ----------------------
       Paul E. Mendell                                  150,000                          0

(1) Based on an assumed fair market value of our common stock of $2.50 per share, none of the options or warrants were "in-the-money."

         We have established an incentive stock option plan that has been approved by its shareholders. The plan permits the grant of not more than 1,000,000 options. As of December 31, 2000, the Company had granted a total of 453,000 options under the Plan. No options may be issued under the Plan that has an exercise price below market value at the time of issuance.

         The Incentive Plan provides a means by which selected officers and employees of and consultants could be given an opportunity to purchase our stock, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for our success.

         The Incentive Plan provides for the grant of (1) both incentive stock options ("ISO's) and non-statutory stock options ("NSO's"), (2) restricted stock awards, and (3) stock appreciation rights ("SAR's") (collectively, (1)-(3), "Stock Awards"). ISO's are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. NSO's granted under the Incentive Plan are intended not to qualify as incentive stock options under the Code. A committee of the Board of Directors administers the Incentive Plan. The Committee has the power to construe and interpret the Incentive Plan and, subject to the provisions of the Incentive Plan, to determine the persons to whom and the dates on which Stock Awards will be granted; whether a Stock Award will be an ISO, an NSO, a restricted stock award, an SAR or a combination of the foregoing; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to a Stock Award; whether a person shall be permitted to receive stock upon exercise of an SAR; and the number of shares with respect to which a Stock Award shall be granted to each such person.

         ISO's and SAR's related to ISO's may be granted under the Incentive Plan only to employees (including officers and directors who are employees). Selected employees, non-employee directors, and consultants are eligible to receive Stock Awards. The exercise price of ISO's under the Incentive Plan may not be less than the fair market value of the common stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. Options granted under the Incentive Plan may become exercisable ("vest") in cumulative increments as determined by the Board. The maximum term of options under the Incentive Plan is 10 years. Options under the Incentive Plan terminate three months after termination of the optionee's employment or relationship as a consultant or director, except under certain circumstances. The optionee may not transfer an ISO otherwise than by will or by the laws of descent and distribution and during the lifetime of the optionee, may be exercised only by the optionee. An NSO may not be transferred except by will or by the laws of descent and distribution unless otherwise specified in the option agreement, in which case the NSO may be transferred upon such terms and conditions as set forth in the option, including pursuant to a domestic relations order. In any case, the optionee may designate in writing a third party that may exercise the option in the event of the optionee's death.

         Two types of SAR's are authorized for issuance under the Incentive
Plan: Tandem SAR's and Independent SAR's. Tandem SAR's may be granted pursuant to an option, and are generally subject to the same terms and conditions applicable to the particular option grant to which they pertain. Tandem SAR's require the holder to elect between the exercise of the underlying option for shares of stock and the surrender, in whole or in part, of such option for an appreciation distribution. Independent SAR's may be granted independently of any option. The Board determines the terms of an independent SAR, including the number of shares, vesting periods, if any, and expiration date, when the SAR is awarded.

         An SAR entitles the Holder, upon exercise, to receive payment of an amount determined by multiplying (a) the difference between the fair market value of a share of stock on the date of grant of the SAR and the fair market value of share of common stock on the date of exercise of that SAR; by (b) the number of shares as to which the SAR has been exercised. However, the Board may limit the amount payable upon exercise of an SAR when the SAR is awarded. The appreciation distribution payable on the exercised SAR may be made, in the discretion of the Board, in cash, in shares of common stock based on the fair market value on the date of the exercise of the SAR, or in a combination of cash and stock.

          The Board shall set the restrictions on stock granted under the Incentive Plan. The conditions to removal of the restrictions may include continuing employment or service as a director or officer, or achievement of performance objectives described in the award agreement. The Board may also determine what rights, if any, the Holder of the restricted stock award may have, including the right to vote the shares and receive dividends and other distributions paid or made with respect to the shares.

         The Board of Directors has granted a total of 453,000 options under the plan to the following persons. Each of the options expires five years from their grant.

         GRANTEE                     NUMBER            EXERCISE PRICE             EXPIRATION DATE
         -------                     ------            --------------             ---------------
         Glenn Timson                112,500                 $2.50                 January 5, 2005
         Glenn Timson                 37,500                 $5.00                 January 5, 2005
         Glenn Timson                100,000                 $2.75                 December 15, 2005
         Dean Brooks                  20,000                 $2.50                 January 5, 2005
         Grant Swartzwelder            3,250                 $5.00                 January 5, 2005
         Grant Swartzwelder            3,250                 $2.50                 January 5, 2005
         Kenneth Whiting               3,250                 $5.00                 January 5, 2005
         Kenneth Whiting               3,250                 $2.50                 January 5, 2005
         Jeff Ploen(1)               170,000                 $2.50                 December 15, 2005

(1) Mr. Ploen is a consultant on business development matters. 90,000 of the options were vested at March 31, 2001. The remaining vest at the rate of 10,000 per month.

OTHER EMPLOYEE WARRANTS

         In addition to the options issued under the Plan, the Board granted 150,000 warrants to Mr. Mendell, which expire January 5, 2005. 112,500 of those warrants are exercisable at $2.50 per share; and 37,500 are exercisable at $5.00 per share.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 2001, (a) by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock; (b) by each of the Company's officers and directors; and (c) by all officers and directors of the Company as a group. For the purposes of this table, a person is considered to "beneficially own" shares he presently owns, as well as shares which he has the right to acquire within 60 days; for example, through the exercise of warrants.

                                          NUMBER OF       PERCENTAGE OF SHARES OUTSTANDING
                                           SHARES        -----------------------------------
                                        BENEFICIALLY     BEFORE OFFERING           AFTER
NAME OF OWNER                               OWNED             (12)              OFFERING(13)
-------------                           ------------     ---------------        ------------
Paul Mendell(1)                            295,000            29.9%                 14.8%
Glenn Timson(2)                            265,000            24.4%                 12.7%
Pico Holdings, Inc.(3)                     490,000            52.8%                 25.4%
Maxim Webb(4)                                    0               0                    --
Dean Brooks(5)                              20,000             2.3%                  1.1%
Grant Swartzwelder(6)                        6,500             0.8%                  0.4%
Kenneth Whiting(7)                          16,500             2.0%                  0.9%
Steven M. Bathgate(8)                      111,750            13.0%                  6.0%
Ed and Virginia McDonald(9)                 80,000             9.5%                  4.4%
Jeff Ploen(10)                             130,000            13.4%                  6.6%
Vicki D.E. Barone(11)                      10,250             1.2%                  0.6%
Officers and directors as a group
  (seven persons)
  (1)(2)(4)(5)(6)(7)(11)                   443,250            47.9%                 26.9%

(1) Includes 55,000 shares Mr. Mendell has purchased; 90,000 shares that he has subscribed for but has not paid for; and warrants to purchase 150,000 shares of common stock. See "Certain Transactions."

(2)  Includes options to purchase 250,000 shares of common stock.

(3) Includes 533 shares owned by Pico and 399,467 shares owned by Global Oil and Gas Corporation, a wholly owned subsidiary of Pico; and warrants to purchase 90,000 shares of common stock.

(4) Mr. Webb is the Chief Financial Officer of Pico. He disclaims beneficial ownership of Pico's shares. He does not own any shares in his own name.

(5)  Consists of options to purchase 20,000 shares of common stock.

(6)  Consists of options to purchase 6,500 shares of common stock

(7)  Includes options to purchase 6,500 shares of common stock.

(8) Includes (a) 10,250 shares representing Mr. Bathgate's interest in shares owned by Kiawah Partners, of which Mr. Bathgate is a 50% owner; (b) 20,000 shares owned by Bathgate Family Partnership II, of which Mr. Bathgate is a general partner; and (c) 21,500 warrants.

(9) Mr. and Mrs. McDonald are husband and wife. They each own 40,000 shares in their individual revocable trusts.

(10) Consists of (a) 20,000 shares that may be issued upon conversion of promissory notes; (b) 20,000 shares that are issuable under warrants; and
     (c) 110,000 shares issuable upon exercise of options that will vest on or before May 31, 2001.

(11) Consists of warrants to purchase 10,250 shares of common stock.

(12) Based on 838,500 shares outstanding. Does not include any shares that are issuable under outstanding options, warrants, or convertible notes, other than those owned by the named shareholder.

(13) Based on 1,838,500 shares outstanding. Does not include any shares that are issuable under outstanding options, warrants, or convertible notes, other than those owned by the named shareholder.

                     TRANSACTIONS WITH MANAGEMENT AND OTHERS

         Upon formation, we issued 45,000 shares to Mr. Mendell and 15,000 shares to Mr. Timson. Those individuals transferred assets to us, consisting of oil and gas leases on approximately 4,720 acres in Canada.

         On March 22, 2000, we purchased from Global Oil and Gas Corporation and PICO Holdings, Inc. all of the stock of Prospect Oil and Gas, Inc., in payment for which we issued Global and PICO 400,000 shares of common stock; and 90,000 common stock purchase warrants. The warrants have an initial exercise price of $2.50 per share. Upon completion of this offering, 22,500 of the warrants will be re-priced to the initial price of the shares to the investors in this offering. The warrants expire January 31, 2005.

         In 2000 we issued officers and directors options and warrants. See "Executive Compensation" for a description of those options and warrants.

         In February 2001 we issued Mr. Mendell 30,000 shares of common stock in consideration for his forgiving $75,000 he had accrued in salary in 2000. Mr. Mendell subscribed to purchase an additional 90,000 shares of common stock at $2.50 per share. The stock must be paid for by December 31, 2002. The shares will be issued to Mr. Mendell as he pays for them.

         In February - April 2001 we issued $566,000 convertible notes and 226,400 warrants to private investors. The notes are convertible into shares of our common stock at $2.50 per share, and are secured by our oil and gas leases in Montana. The notes are due the earlier of 90 days after the date of this prospectus, or March 31, 2002. The warrants convert into warrants identical to those being issued in this offering.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         We are authorized to issue 20,000,000 shares of no par value common stock. Each holder of common stock is entitled to one vote for each share held of record. There is no right to cumulative voting of shares for the election of directors. The shares of common stock are not entitled to preemptive rights and are not subject to redemption or assessment. Each share of common stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. Upon our liquidation, dissolution, or winding up, the holders of common stock are entitled to receive, pro rata, our assets that are legally available for distribution to shareholders. The issued and outstanding shares of common stock are validly issued, fully paid, and non-assessable.

PREFERRED STOCK

         Our articles of incorporation authorize us to issue 2,000,000 shares of so called "blank check" preferred stock having rights potentially senior to our common stock. The Board is authorized, without further stockholder approval, to issue preferred stock in one or more series and to fix the stock's rights, preferences, privileges and restrictions, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series.

         The issuance of preferred stock may have the effect of delaying or preventing a change of control of our management. Additionally, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the voting power or other rights of the holders of common stock. We currently have no plans to issue any shares of preferred stock.

WARRANTS

         The warrants we are selling in this offering are our Class A Redeemable Common Stock Warrants. Each of these warrants entitles the holder of record to purchase one share of our common stock at a price of $--- per share, subject to adjustment in certain circumstances, at any time until the warrants expire at 5:00 p.m., Denver time, on ____, 2006.

         We may redeem the warrants, in whole and not in part, at our option, at a price of $.25 per warrant at any time after their issuance upon not less than 30 days' prior written notice to the warrantholders, provided that the reported last sales price of the common stock equals or exceeds $___ per share, for the 20 consecutive trading days ending on the third business day prior to our giving notice of redemption to warrantholders. The warrantholders shall have exercise rights until the close of business on the date fixed for redemption.

         The warrants will be issued in registered form under a warrant agreement between Corporate Stock Transfer, Inc., as warrant agent, and us. We refer you to the Warrant Agreement, which has been filed as an exhibit to the Registration Statement on Form SB-2 of which this prospectus is a part, for a complete description of the terms and conditions of the warrants.

         The exercise price and number of shares of common stock issuable on exercise of the warrants are subject to adjustment upon the occurrence of certain events such as stock dividends, or if we recapitalize, reorganize, merge with another company or consolidate. However, the warrants are not subject to adjustment for issuances of common stock at a price below their exercise price.

         We have the right, in our sole discretion, to decrease the exercise price of the warrants for a period of not less than 30 days on not less than 30 days' prior written notice to the warrantholders. In addition, we have the right, in our sole discretion, to extend the expiration date of the warrants on five business days' prior written notice to the warrantholders.

         Warrantholders may exercise warrants by surrendering the certificates evidencing warrants on or prior to the warrants' expiration date at the offices of the warrant agent, with the exercise form on the reverse side of such certificate completed and executed as indicated, accompanied by full payments of the exercise price, by certified check payable to us, to the warrant agent for the number of warrants being exercised. Warrantholders do not have the rights or privileges of holders of common stock.

         You will be unable to exercise your warrants unless we have filed with the SEC a current prospectus covering our shares of common stock underlying your warrants and such shares have been registered or qualified or deemed to be exempt under the securities laws of your state of residence. We will use our best efforts to have all shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the warrants, subject to the terms of the warrant agreement. While it is our intention to do so, we cannot assure investors that we will be able do so. No fractional shares will be issued upon exercise of the warrants. However, if a warrantholder exercises all warrants then owned of record by him, we will pay to such warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to such warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.

DIVIDENDS

         We have not paid any dividends on our common stock to date. Our payment of dividends in the future, if any, will be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any future dividends will be within the discretion of our board. It is the present intention of our board to retain all earnings, if any, for use in our business operations and, accordingly, we do not anticipate declaring any dividends in the foreseeable future.

TRANSFER AGENT

         The transfer agent for our common stock and the warrant agent for our warrants is Corporate Stock Transfer, Inc., Denver, Colorado.


                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, we will have 1,838,500 shares of common stock outstanding and 226,400 shares of common stock issuable upon conversion of promissory notes. In addition, there are ___ shares issuable upon exercise of outstanding options and warrants. 1,000,000 of those shares will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, generally persons who have a control relationship with a company, will be subject to limitations of Rule 144. The remaining shares will be restricted shares under the Securities Act. In addition, all holders of record of 25,000 or more restricted shares are subject to lock-up agreements with the underwriter which provide that their respective shares cannot be publicly offered for sale absent the underwriter's prior consent prior to one year from the date of this prospectus. Holders of 10,000 or more (but fewer than 25,000 shares) have agreed to a similar lock-up, but for a six-month period following the date of this prospectus. The underwriter has advised us that it has no general policy with respect to the release of shares prior to the end of the lock-up period and has no present intention to waive or modify any of these restrictions.

         In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, including an affiliate of the Company, who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the common stock is quoted on Nasdaq, the average weekly trading volume during the four calendar weeks preceding the date upon which notice of the sale is filed with the SEC, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned restricted shares for at least two years is entitled to sell such shares under Rule 144 without regard to any of the requirements described above.

         There has been no market for the common stock prior to this offering. We cannot predict what effect, if any, that either sales of restricted common stock or its availability for sale will have from time to time on then prevailing market prices. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect the market price for such common stock and could impair our ability to raise capital through the sale of our equity securities.

                                  UNDERWRITING

         Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for which Rocky Mountain Securities & Investments, Inc. and Schneider Securities, Inc. are acting as representatives, have severally agreed to purchase from us the number of shares and warrants set forth opposite their names, and will purchase the securities at the price to public less underwriting discounts set forth on the cover page of this prospectus. If any shares and warrants are purchased, the underwriters are committed to purchase all of the 1,000,000 shares and 1,000,000 warrants offered by this prospectus, but not the 150,000 shares and 150,000 warrants subject to the over-allotment option.

                         UNDERWRITER                      NUMBER OF SHARES AND WARRANTS
                         -----------                      -----------------------------
     Rocky Mountain Securities & Investments, Inc.
     Schneider Securities, Inc.
              Total                                                  1,000,000

         The underwriting agreement provides that the obligations of the underwriters are subject to approval of certain legal matters by counsel and to various other conditions. The underwriters are committed to purchase all securities offered hereby (other than those covered by the over-allotment options described below) if they purchase any such securities.

         The Representatives have advised us that the underwriters propose to offer the securities offered hereby, initially together, directly to the public at the price to public set forth on the cover page of this prospectus, and that they may allow to certain dealers which are members of the National Association of Securities Dealers, Inc., concessions not in excess of $___. After the initial public distribution of the shares and warrants is completed, they may be traded separately, and the prices of the shares and warrants may change as a result of market conditions. No change in such terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The Representatives have further advised us that the underwriters do not intend to confirm sales to any accounts over which any of them exercises discretionary authority as to such sales.

         We have granted the Representatives options, until 45 days after the date of this prospectus, to purchase up to 150,000 additional shares and/or 150,000 additional warrants on the same terms as apply to the sale of the initial securities offered. The underwriters may exercise the options solely to cover over-allotments, if any, incurred in the sale of the securities offered hereby

         In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market, in accordance with Regulation M under the Securities Exchange Act of 1934 (the "1934 Act"). These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the Representatives' option to purchase additional shares from us in the offering. The Representatives may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the Representatives will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of that option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. The underwriters will deliver the prospectus to all persons to whom short sales are made. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. The Representatives also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the Representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions, and penalty bids may cause the price of the common stock or warrants to be higher than they would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

         Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock or warrants. In addition, neither we nor the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

         We have agreed to pay the Representatives a non-accountable expense allowance of 3% of the aggregate public offering price of the securities offered, including securities sold on exercise of either over-allotment option, of which $50,000 has been previously paid to the Representatives. We have also agreed to pay all expenses in connection with qualifying the securities offered hereby for sale under the laws of such states as the Representatives may designate.

         Prior to this offering, there has not been a public market for the common stock or warrants. The public offering prices of the common stock and warrants were negotiated between the Representatives and us. Factors that we considered in determining the offering prices included the demand for our shares of common stock, estimates of our business potential and cash flow and earnings prospects, current oil and gas price levels, and the general condition of the economy and the securities markets. There is no direct relation between the offering prices of the common stock and warrants or the exercise price of the warrants and our assets, book value, or net worth.

         We have agreed to sell to the Representatives for a total purchase price of $100, options entitling the Representatives or their assigns to purchase up to 100,000 shares at an exercise price of $ -- per share; and options to purchase 100,000 warrants at an exercise price of $__ per warrant. The Representatives' Options shall be exercisable commencing one year from the date of this prospectus and shall expire five years from the date of this prospectus. The Representatives' Options will be restricted from sale, transfer, assignment, or hypothecation, except to officers or partners (not directors) of the underwriters and members of the selling group and/or their officers or partners. The Representatives' Options are not redeemable by us. We have agreed to maintain an effective registration statement with respect to the issuance of the securities underlying the options, if necessary, to allow their public resale without restriction, at all times during the period in which the Representatives' Options are exercisable, beginning one year after the date of this prospectus. Such securities are being registered in the registration statement of which this prospectus is a part.

         We have agreed to grant the Representatives a right of first refusal for a period of three years after the date of this prospectus to act as managing underwriter for any public or private offerings of our securities. We will also enter into a financial consulting agreement with one of the Representatives pursuant to which we will pay the Representatives a consulting fee of $3,000 per month for twelve months from the closing date of this offering, for services that will include advising us in connection with business and financial planning, corporate organization and structure, financial matters in connection with the operation of our business, private and public equity and debt financing, acquisitions, mergers, and other similar business combinations, our relations with our security holders, and the preparation and distribution of periodic reports. We will pay the entire consulting fee ($36,000) at the closing of this offering.

         Rocky Mountain Securities & Investments, Inc., one of the Representatives, has the right to select one member of our board of directors, subject to reasonable approval of our board of directors. The directors selected by the Representative will serve until the next annual meeting of our shareholders. Thereafter, we have agreed to re-nominate such person for an additional two terms of office, and our officers and directors have agreed to vote their shares to elect and re-elect such member; and to solicit our shareholders for such member's election and re-election. If the Representative chooses not to select a board member, he shall have the right to designate a person who shall have the right to act as an observer at our board of directors meetings. The Representative has not selected a person to serve on our board as of the date of this prospectus.

         The underwriting agreement provides for indemnification between the underwriters and us against liabilities under the Securities Act of 1933 and for contribution by the underwriters and us to payments that may be required to be made in respect of those liabilities. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons under the agreement between us and the underwriters, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable in the United States.

         Current shareholders who hold an aggregate of ____ and ___ shares and/or warrants and options, have agreed that for a period of one year, and six months, respectively, following the date of this prospectus, they will not offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any of our common stock other than intra-family transfers or transfers to trusts for estate planning purposes, without the consent of the underwriter.



                                  LEGAL MATTERS

         Neuman and Drennen, LLC, Englewood, Colorado will pass upon the validity of our securities on our behalf. Krys Boyle Freedman and Sawyer, PC will pass upon certain legal matters for the Underwriter. A member of Neuman and Drennen beneficially owns warrants to purchase 4,500 shares of our common stock.

                                     EXPERTS

         The financial statements as of December 31, 2001, and the period then ended, included in this prospectus have been audited by Hein + Associates, LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon their authority as an expert in accounting and auditing in giving said report.

         Estimates of our oil and gas reserves and related information as of December 31, 2000, included in this prospectus have been derived from engineering reports prepared by our engineers and reviewed and reported on by A.
R. Briggs & Associates, and all such information has been so included or incorporated in reliance on the authority of such firm as experts regarding the matters contained in their report. Future estimates of oil and gas reserves and related information hereafter incorporated by reference in this prospectus supplement or the accompanying prospectus and the registration statement will be incorporated in reliance upon the reports of the firm examining such oil and gas reserves and related information and upon the authority of any such firm as experts regarding the matters contained in their reports, to the extent such firm has consented to the use of their reports.


                   INDEMNIFICATION AND LIMITATION OF LIABILITY

         Our articles of incorporation provide that we shall indemnify, to the full extent permitted by Colorado law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the fact that he or she is or was one of our directors, officers, employees or agents against judgments, penalties, fines, settlements, and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons in accordance with these provisions, or otherwise, we have been advised that, in the opinion of the SEC,

                               ------------------

indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Our articles of incorporation also limit the liability of our directors to the fullest extent permitted by Colorado law. Specifically, our articles of incorporation provide that our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

     o    Any breach of the duty of loyalty to us or our shareholders

     o Acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,

     o Dividends or other distributions of corporate assets that are in contravention of specified statutory or contractual restrictions;

     o    Violations of specified laws; or

     o Any transaction from which the director receives an improper personal benefit. Our articles of incorporation do not limit liability under federal securities law.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission ("SEC"), 450 Fifth Street N.W., Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act with respect to the securities offered. As permitted by SEC rules, this prospectus does not contain all of the information set forth in the registration statement. For further information concerning METI and the securities offered, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. In each instance where a copy of that contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement is qualified in all respects by reference to that exhibit. The registration statement, including its exhibits and schedules, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024 in Washington, D.C. 20549, and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York City, New York 10048. Copies of all or any part of those documents may be obtained from the SEC's Public Reference Section at 450 Fifth Street NW, Washington, D.C. 20549 at the SEC's prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding companies that file electronically with the SEC, including us.

         We intend to provide our stockholders with annual reports containing consolidated financial statements audited by an independent chartered accounting firm and will make available to stockholders quarterly reports containing unaudited consolidated financial data for the first three quarters of each year. As a result of this offering we will become subject to the information and reporting requirements of the Securities and Exchange Act of 1934 and will file periodic reports, proxy statements and other information with the SEC. Any information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's following regional offices: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York City, New York 10048. Copies of such material can also be obtained from the SEC at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                           PAGE
                                                                                                           ----
Independent Auditor's Report ............................................................................   2

CONSOLIDATED BALANCE SHEETS - As of March 31, 2001 (unaudited) and December 31, 2000 ....................   3

CONSOLIDATED STATEMENTS OF OPERATIONS - For the Three Months Ended March 31, 2001
     (unaudited), and for the Periods from January 3, 2000 (Inception) to
     December 31, 2000 and March 31, 2001 (unaudited) ...................................................   4

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY - For the Period from January 3, 2000
    (Inception)  to March 31, 2001 (unaudited) ..........................................................   5

CONSOLIDATED STATEMENT OF CASH FLOWS - For the Three Months Ended March 31, 2001
     (unaudited) and for the Periods from January 3, 2000 (Inception) to
     December 31, 2000 and March 31, 2001 (unaudited) ...................................................   6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ..............................................................   7

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
Mendell Energy Technologies, Inc.
Castle Rock, Colorado


We have audited the accompanying consolidated balance sheet of Mendell Energy Technologies, Inc. and subsidiary (the "Company") (A Development Stage Enterprise) as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from January 3, 2000 (inception) to December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mendell Energy Technologies, Inc. and subsidiary as of December 31, 2000, and the results of their operations and their cash flows for the period from January 3, 2000 (inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As discussed in Note 2 to the consolidated financial statements, the Company is a development stage enterprise and has not yet established significant revenues from planned operations. Therefore, it has suffered a net loss during the period ended December 31, 2000. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




HEIN + ASSOCIATES LLP

Denver, Colorado
March 3, 2001

                        MENDELL ENERGY TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                           CONSOLIDATED BALANCE SHEETS

                                                                                      MARCH 31,     DECEMBER 31,
                                                                                        2001            2000
                                                                                     -----------    ------------
                                                                                     (unaudited)
                                     ASSETS
CURRENT ASSETS:
    Cash                                                                             $   407,000    $   339,000
    Receivables, with no allowance considered necessary                                   35,000        133,000
    Prepaid expenses                                                                       6,000          6,000
                                                                                     -----------    -----------
        Total current assets                                                             448,000        478,000
OIL AND GAS PROPERTIES, UNDER THE SUCCESSFUL EFFORTS METHOD:
    Unproved                                                                             215,000        201,000
    Proved                                                                               397,000        397,000
    Less accumulated depreciation, depletion, and amortization                           (64,000)       (49,000)
                                                                                     -----------    -----------
                                                                                         548,000        549,000
OTHER ASSETS:
    Deferred financing fees                                                               73,000             --
    Deferred offering costs                                                               30,000             --
    Other                                                                                 72,000         67,000
                                                                                     -----------    -----------
                                                                                         175,000         67,000
                                                                                     -----------    -----------
TOTAL ASSETS                                                                         $ 1,171,000    $ 1,094,000
                                                                                     ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable                                                                 $    97,000    $    90,000
    Accrued expenses                                                                      59,000         75,000
    Debentures, net of discount                                                           87,000             --
                                                                                     -----------    -----------
        Total current liabilities                                                        243,000        165,000
COMMITMENTS AND CONTINGENCIES (Notes 2 and 7)                                                 --             --
STOCKHOLDERS' EQUITY:
    Preferred stock, no par value, 5,000,000 authorized, none outstanding                     --             --
    Common stock, no par value, 20,000,000 shares authorized; 838,500
        (unaudited) and 808,500 shares issued and outstanding, respectively            3,269,000      2,406,000
    Deficit accumulated during the development stage                                  (2,116,000)    (1,477,000)
    Subscription receivable                                                             (225,000)            --
                                                                                     -----------    -----------
            Total stockholders' equity                                                   928,000        929,000
                                                                                     -----------    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                           $ 1,171,000    $ 1,094,000
                                                                                     ===========    ===========

       SEE ACCOMPANYING NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS.

                        MENDELL ENERGY TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                 FOR THE THREE          JANUARY 3, 2000
                                                                                     MONTHS              (INCEPTION) TO
                                                                                     ENDING       ----------------------------
                                                                                   MARCH 31,      DECEMBER 31,      MARCH 31,
                                                                                      2001            2000            2001
                                                                                 -------------    ------------    ------------
                                                                                  (unaudited)                     (unaudited)
REVENUES:
     Oil and gas sales                                                            $     33,000    $    107,000    $    140,000
     Operating                                                                           4,000          11,000          15,000
     Interest and other                                                                  3,000          27,000          30,000
                                                                                  ------------    ------------    ------------
                                                                                        40,000         145,000         185,000
EXPENSES:
     Production                                                                         17,000          25,000          42,000
     Exploration                                                                         3,000          31,000          34,000
     General and administrative                                                        125,000         158,000         283,000
     Interest                                                                            7,000              --           7,000
     Compensation related to issuance of common stock and
        options                                                                        411,000         596,000       1,007,000
     Depreciation and amortization                                                      16,000          52,000          68,000
     Impairment                                                                        100,000         760,000         860,000
                                                                                  ------------    ------------    ------------
         Total expenses                                                                679,000       1,622,000       2,301,000
                                                                                  ------------    ------------    ------------

NET LOSS                                                                          $   (639,000)   $ (1,477,000)   $ (2,116,000)
                                                                                  ============    ============    ============
BASIC AND DILUTED NET LOSS PER
     COMMON SHARE                                                                 $       (.81)   $      (1.83)
                                                                                  ============    ============
COMMON SHARES OUTSTANDING                                                              838,500         808,500
                                                                                  ============    ============


       SEE ACCOMPANYING NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS.

                        MENDELL ENERGY TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
  FOR THE PERIOD FROM JANUARY 3, 2000 (INCEPTION) TO MARCH 31, 2001 (UNAUDITED)


                                                                            ACCUMULATED
                                                                              DEFICIT
                                                       COMMON STOCK          DURING THE                        TOTAL
                                                -------------------------   DEVELOPMENT    SUBSCRIPTION    STOCKHOLDERS'
                                                   SHARES        AMOUNT        STAGE        RECEIVABLE         EQUITY
                                                -----------   -----------   -----------    ------------    -------------
BALANCES, January 3, 2000                                --   $        --   $        --    $         --    $          --

  Issuances of:
    Common stock for services in
      January at $2.50 per common share              60,000       150,000            --              --          150,000
    Common stock and 90,000 warrants
      for property in March at $2.20
      per common share and $1.32 per
      warrant                                       400,000     1,000,000            --              --        1,000,000
    Common stock for cash, net of
      offering costs, in April at $2.50
      per common share                              348,500       810,000            --              --          810,000
    Common stock options issued for
      services                                           --       446,000            --              --          446,000
    Net loss                                             --            --    (1,477,000)             --       (1,477,000)
                                                -----------   -----------   -----------    ------------    -------------

BALANCES, December 31, 2000                         808,500     2,406,000    (1,477,000)             --          929,000

    Vesting options issued for services
      (unaudited)                                        --       111,000            --              --          111,000
    Issuance of common stock in
      February for cancellation of
      accrued salary at $2.50 per share
      (valued at $5.00 per share)
      (unaudited)                                    30,000       150,000            --              --          150,000
    Subscription receivable for 90,000
      shares in February at $2.50 per
      share (valued at $5.00 per share)
      (unaudited)                                        --       450,000            --        (225,000)         225,000
    Warrants granted in debenture
      offering (unaudited)                               --       152,000            --              --          152,000
    Net loss (unaudited)                                 --            --      (639,000)             --         (639,000)
                                                -----------   -----------   -----------    ------------    -------------

BALANCES, March 31, 2001 (unaudited)                838,500   $ 3,269,000   $(2,116,000)   $   (225,000)   $     928,000
                                                ===========   ===========   ===========    ============    =============


       SEE ACCOMPANYING NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS.

                        MENDELL ENERGY TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                    FOR THE             JANUARY 3, 2000
                                                                                     THREE               (INCEPTION) TO
                                                                                     ENDING       ----------------------------
                                                                                    MARCH 31,     DECEMBER 31,      MARCH 31,
                                                                                      2001            2000            2001
                                                                                   -----------    ------------    ------------
                                                                                   (unaudited)                     (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                       $  (639,000)   $ (1,477,000)   $ (2,116,000)
    Depreciation, amortization and impairment                                          116,000         812,000         928,000
    Common stock and options issued for services                                       411,000         596,000       1,007,000
    Changes in operating assets and liabilities:
        Receivables                                                                     97,000         (53,000)         44,000
        Prepaid expenses                                                                    --          (6,000)         (6,000)
        Other assets                                                                    (5,000)         (6,000)        (11,000)
        Accounts payable                                                                 7,000          60,000          67,000
        Accrued expenses                                                                59,000          75,000         134,000
                                                                                   -----------    ------------    ------------
           Net cash provided by operations                                              46,000           1,000          47,000

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sale of assets                                                         4,000          85,000          89,000
    Capital expenditures for property and equipment                                   (118,000)       (611,000)       (729,000)
    Cash acquired in purchase of POG                                                        --          54,000          54,000
                                                                                   -----------    ------------    ------------
            Net cash used in investing activities                                     (114,000)       (472,000)       (586,000)
                                                                                   -----------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from sale of debentures                                                   200,000              --         200,000
    Proceeds from sale of stock                                                             --         871,000         871,000
    Offering costs                                                                     (30,000)        (61,000)        (91,000)
    Deferred financing costs                                                           (34,000)             --         (34,000)
                                                                                   -----------    ------------    ------------
            Net cash provided by financing activities                                  136,000         810,000         946,000
                                                                                   -----------    ------------    ------------

INCREASE IN CASH AND EQUIVALENTS                                                        68,000         339,000         407,000

CASH AND EQUIVALENTS, beginning of year                                                339,000              --              --
                                                                                   -----------    ------------    ------------

CASH AND EQUIVALENTS, end of year                                                  $   407,000    $    339,000    $    407,000
                                                                                   ===========    ============    ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
    Issuance of common stock for purchase of POG                                   $        --    $  1,000,000    $  1,000,000
                                                                                   ===========    ============    ============
    Issuance of common stock for subscription receivable                           $   225,000    $         --    $    225,000
                                                                                   ===========    ============    ============
    Cancellation of accrued salary for common stock                                $    75,000    $         --    $     75,000
                                                                                   ===========    ============    ============
    Issuance of warrants in debenture offering                                     $   152,000    $         --    $    152,000
                                                                                   ===========    ============    ============

       SEE ACCOMPANYING NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS.

                        MENDELL ENERGY TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 2000 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Nature of Operations - Mendell Energy Technologies, Inc. (METI) was incorporated January 3, 2000 in Colorado to engage in oil exploration, development, and production. METI has one subsidiary, Prospect Oil and Gas
     (POG). Collectively these entities are referred to as "the Company." In February 2001, shareholders approved changing the name of the Company to Mendell Energy Technologies, Inc. from Mendell Technologies, Inc.

     The Company's activities during 2000 were primarily focused on drilling a "test" oil and gas well, which if successful, the Company believes would have established the economic feasibility of a substantial portion of the Company's unproved oil and gas properties. Unfortunately, while marginally successful, this well did not achieve the Company's objectives. Since inception, the Company also acquired significant undeveloped acreage along with an interest in certain marginal producing oil and gas wells, raised initial capital principally to drill the oil and gas well discussed above and has commenced additional offerings of debt and common stock to raise capital. As revenues from planned activities have not been significant since inception, the Company is considered to be in the development stage.

     The Company's oil and gas operations were primarily in the northwestern region of the United States and one producing oil and gas well in western Canada.

     Principles of Consolidation - The financial statements include the Company and its wholly-owned subsidiary, POG from the date of its acquisition in April 2000. All intercompany amounts have been eliminated in consolidation.

     Cash Equivalents - The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     Oil and Gas Properties - The Company follows the "successful efforts" method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed. Management estimates that the salvage value of lease and well equipment will approximately offset the future liability for plugging and abandonment of the related wells.

     Capitalized costs of producing oil and gas properties are depreciated and depleted by the unit-of-production method. Costs of exploratory wells in progress are capitalized and excluded from depletion until such time as proved reserves are established or impairment is determined, generally not longer than one year from completion of drilling. Depreciation and depletion expense related to oil and gas properties amounted to $15,000 (unaudited) and $49,000 for the periods ended March 31, 2001 and December 31, 2000, respectively.

     Upon the sale of an entire interest in an unproved property for cash, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

                        MENDELL ENERGY TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 2000 IS UNAUDITED)

     The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of properties sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any gains or losses are reflected in current operations.

     Impairment of Long-Lived Assets - The Company assesses impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. When an assessment for impairment of proved oil and gas properties is performed, the Company is required to compare the net carrying value of proved oil and gas properties on a field-by-field basis (the lowest level at which cash flows can be determined on a consistent basis) to the related estimates of undiscounted future net cash flows for such properties. If the net carrying value exceeds the net cash flows, then impairment is recognized to reduce the carrying value to the estimated fair value.

     Unproved oil and gas properties are also periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance.

     During the periods ended March 31, 2001 and December 31, 2000, the Company determined that certain proved and unproved oil and gas properties were impaired and accordingly, charges of $50,000 (unaudited) and $760,000, respectively, were recognized to reduce the properties to their estimated fair values (see Note 3). The provision for impairment was recorded as a direct reduction of the asset.

     Income Taxes - The Company accounts for income taxes using the liability method, whereby deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates.

     Offering Costs - Costs incurred in connection with the private offering of common stock were offset against the related offering. Costs incurred in connection with the debenture offering have been deferred and are being amortized over the term of the debentures. Costs incurred in connection with the proposed initial public offering (IPO) are being deferred and will be offset against the proceeds of the offering, if the offering is successfully completed or expensed in operations, if unsuccessful.

     Revenue Recognition - The Company recognizes sales of oil and gas upon delivery to the purchaser.

     Net Loss Per Common Share - Net loss per common share is presented in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share, which requires disclosure of basic earnings per share (EPS) and diluted EPS. Basic EPS is computed by dividing income or loss applicable to common stockholders by the weighted average number of common shares outstanding for the period. Pursuant to certain accounting rules of the Securities and Exchange Commission, shares outstanding are based on outstanding shares as of the end of the period as all the shares issued were at a price less than the anticipated public offering price. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Basic and diluted EPS are the same for the year presented since outstanding options

                        MENDELL ENERGY TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 2000 IS UNAUDITED)

     and warrants (totaling 882,000 (unaudited) and 783,000 potential common shares as of March 31, 2001 and December 31, 2000) were antidilutive.

     Stock-Based Compensation - The Company accounts for stock-based compensation issued to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for grants of common stock and stock options to employees is measured as the excess, if any, of the estimated value of the Company's common stock at the measurement date (generally, the date of grant) over the amount an employee must pay to acquire the stock. For 2000, this estimated fair value was based on price paid per share by stockholders who purchased their common stock for cash.

     The Company accounts for options, warrants, and similar instruments which are granted to non-employees for goods and services at fair value on the grant date, as required by SFAS No. 123, Accounting for Stock-Based Compensation. Fair value is generally determined under an option pricing model using the criteria set forth in SFAS No. 123. The Company did not adopt SFAS No. 123 to account for stock-based compensation for employees but is subject to its disclosure requirements.

     Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. The actual results could differ from those estimates.

     The Company's financial statements are based on a number of significant estimates including the fair value of options and warrants, impairment of long-lived assets, and oil reserve quantities which are the basis for the calculation of depreciation, depletion, and impairment of proved oil and gas properties. The Company's reserve estimates were determined by an independent petroleum engineering firm.

     Financial Instruments - SFAS No. 107 requires all entities to disclose the fair value of certain financial instruments in their financial statements. Management estimates that the fair value of all its financial instruments approximates their carrying value.

     In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities was issued which became effective for the Company in January 2001. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and for hedging activities. The Company does not currently engage in any activities that are covered by SFAS No. 133.

     Unaudited Information - The consolidated balance sheet as of March 31, 2001 and the consolidated statements of operations for the three month period ended March 31, 2001, and for the period from January 3, 2000 (inception) to March 31, 2001 were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) which are necessary to properly reflect the consolidated financial position of the Company as of March 31, 2001 and the results of operations for the periods ended March 31, 2001.

                        MENDELL ENERGY TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 2000 IS UNAUDITED)

2. BASIS OF PRESENTATION:

     The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. As previously indicated, the Company is in the development stage and has not yet realized significant revenues from planned operations.

     The Company has realized a loss from operations since inception. In order for the Company to continue operations, it will be necessary to raise additional capital and ultimately achieve positive cash flow from operations. The Company is in the process of raising debt through a private offering and intends to raise additional capital in a public offering. Furthermore, the Company has identified additional drilling prospects, which it believes will be successful. However, no assurance can be given that the Company will be able to raise adequate capital or its drilling prospects will be successful to provide adequate cash flow to sustain future operations.

3. ACQUISITION OF PROPERTY AND IMPAIRMENTS:

     In March 2000, prior to the closing of the Company's private placement, the Company purchased the common stock of POG by issuing 400,000 shares of its common stock and 90,000 warrants to purchase common stock. POG had a 50% oil and gas mineral interest in approximately 124,000 acres (unaudited) of undeveloped oil and gas property located in North Dakota and had no substantive operations. The acquisition was accounted for using the purchase method of accounting. The properties also have three marginally producing oil and gas wells in which POG has an approximate 10% carried working interest. The prior and future operations of these producing oil and gas wells have not been nor are they expected to be significant. Based on an evaluation of the undeveloped properties and oil and gas reserves, the Company allocated approximately $735,000 to unproved properties, $95,000 to proved properties and $170,000 to other related assets acquired in this exchange. The officers of the Company at one time also held a minor interest in these properties through their participation in a partnership (Partnership), which originally acquired the undeveloped property interest at amounts substantially in excess of the Company's initial cost basis. However, the Company valued these properties at the same value as the prior owner (who previously held a substantial interest in the Partnership) acquired the properties from the Partnership upon liquidation of the Partnership. The Partnership had no significant operations other than acquiring the property and arranging for a 50% farm-out to an industry partner. The industry partner drilled, at their cost, the three marginally producing wells on the property.

     The operations of the properties have been included in the Company's financial statements from April 1, 2000, the effective date of the acquisition.

     During 2000, the Company drilled a well on an adjacent property in western Canada. If successful, management believes it would establish the economic feasibility of a substantial portion of the Company's undeveloped acreage in North Dakota. This well proved to be marginally productive and did not achieve the desired results of management. Therefore, the Company subsequently impaired a significant portion of the North Dakota undeveloped property resulting in a related expense during 2000 of $538,000. Subsequent to March 31, 2001, the Company began discussions to sell this property. Based on such discussions, an additional impairment of $100,000 (unaudited) was taken in the first quarter. The Company will continue to evaluate its

                        MENDELL ENERGY TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 2000 IS UNAUDITED)

     undeveloped acreage and additional impairments could be required based on the potential sale of the property, additional drilling or other factors, which may be related to the property. The Company currently does not intend to actively participate in future drilling on the North Dakota property.

     The Company periodically evaluates its proved producing properties based on oil and gas reserve reports as prepared by an independent petroleum engineering firm using prices and costs expected to be received or paid over the life of the well. Based upon the analysis, the Company impaired the marginal producing well drilled in western Canada during 2000 by $222,000.

     During the first quarter of 2001, the Company began acquiring undeveloped acreage in Montana on which it intends to focus its near-term development efforts.

4. DEBENTURES:

     Debentures consist of the following:

             12% convertible debentures                                     $     200,000
             Discount related to fair value of warrants issued                   (113,000)
                                                                            -------------
                                                                            $      87,000


     The Company has commenced a private placement for the sale on a "best efforts" basis of convertible units at $25,000 per unit. As of March 31, 2001, $200,000 (unaudited) has been sold under this offering. Subsequent to March 31, 2001 an additional $366,000 (unaudited) have been sold under this offering and the Company has terminated the offering. The debentures are collateralized by certain oil and gas properties and yield 12% interest. The notes and accrued interest are convertible at 50% of the IPO price (see
     Note 6) or will be due and payable 90 days from the effective date of the IPO at the option of the holder. In the event there is not an IPO, the notes will be due and payable in one year. Each convertible debenture unit also includes 10,000 warrants to purchase common stock at $2.50 per common sale for three years commencing one year after from the date issued. For financial reporting purposes, these warrants have been fair valued under the Black Scholes model, which has resulted in a discount in the debt. This discount will be amortized over one year. The underlying common shares are to be registered by the Company at its expense prior to the end of the year. Common shares to be issued upon conversion will be unregistered "restricted" securities.

     An additional expense equal to the principal and interest outstanding at the time of the IPO will be recorded by the Company as a result of the "beneficial conversion" feature of the debentures. Such expense amount will approximate the total principal and interest amount outstanding at the time of the IPO.

     A 15% commission and non-expense allowance will be paid in connection with the sale of these debentures. The placement agent will also receive warrants to purchase units based on 12% of the units sold (i.e., 2,400 warrants for each unit sold). These warrants will be exercisable at $2.50 per warrant, unless the underwriter in the proposed public office participated in the sale of the debenture. In which event, the warrant will be exercisable at $5.00.

                        MENDELL ENERGY TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 2000 IS UNAUDITED)


     The warrants will be exercisable for five years. The costs of the offering as well as the beneficial exercise price of all warrants will also result in additional expense being recorded over the term of the debentures. In connection with the $200,000 debentures sold during the period ended March 31, 2001, 19,200 warrants have been earned. These warrants were valued at their fair value as determined under the Black Scholes model. Total placement agent warrants issued in this offering was 54,336 of which 40,800 are exercisable at $5.00 and 13,536 are exercisable at $2.50.

5. INCOME TAXES:

     Deferred tax assets (liabilities) are comprised of the following:

                                                     December 31,
                                                         2000
                                                     ------------
Long-term deferred tax assets (liabilities):
     Net operating loss carryforward                 $    170,000
     Property and equipment basis differences             130,000
     Issuance of stock options                             25,000
                                                     ------------
Net deferred tax assets                                   325,000
Less valuation allowance                                 (325,000)
                                                     ------------
Net deferred tax assets                              $         --
                                                     ============


     The Company has a net operating loss carryforward of approximately $500,000 for income tax purposes. This carryforward expires in 2020. A portion of this net operating loss carryforward may be subject to reduction or limitation of use as a result of changes in ownership anticipated through future offerings of common stock.

     The Company's tax provision does not correlate to the expected tax benefit of 34% due to the valuation allowance which fully offset the potential tax benefit.

6. STOCKHOLDERS' EQUITY:

     Preferred Stock - The Company has authorized but unissued 5,000,000 shares of preferred stock. The preferred stock may be issued in series with such preferences and rights as determined by the Board of Directors.

     Reverse Split of Common Stock - In March 2001, the Company's shareholders authorized a 2-for-1 reverse split of its common stock. All common shares and common stock equivalents presented herein have been restated to reflect this split.

                        MENDELL ENERGY TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 2000 IS UNAUDITED)


     Issuance of Common Stock and Common Stock Options for Services - In January 2000, the Company issued its two officers 60,000 shares of common stock. These shares were valued at $150,000 based on the amount paid by other stockholders for their common stock in the private offering. Subsequently, one officer gifted 20,000 of his shares to certain persons who participated in the Partnership.

     In December 2000, the Company granted an independent contractor 170,000 non-qualified stock options exercisable at $2.50 per share and an officer 100,000 incentive stock options exercisable at $2.75 per share. As these options were granted below the proposed offering price of the Company's common stock in the initial public offering, an additional expense was recorded. For the independent contractor this expense was based upon the fair value of the option as measured under the Black Scholes model and will be recorded as the options vest. For the option granted to the employee, the value was measured under the intrinsic value method. As a result $446,000 was recorded as a non-monetary expense during 2000 and $406,000 will be recorded in 2001 as the options vest (of which 111,000 was recorded during the three months ended March 31, 2001).

     In February 2001, the Company sold 120,000 shares to the Company's president. In connection with these shares, the president exchanged his fiscal 2000 accrued salary of $75,000 for 30,000 shares and executed a subscription agreement (which is due in December 2002) for $225,000 for the remaining 90,000 shares (i.e., $2.50 per share). As the consideration to be paid is less than the proposed IPO per share price, $300,000 has been recorded as compensation expense in February 2001 as additional consideration for the issuance and subscription of these shares. For financial reporting purposes, the subscription receivable is reflected as a reduction from equity and such shares will not be issued until paid.

     Private Placement of Common Stock - In April 2000, the Company completed its private placements of common stock and issued 348,500 share of common stock for $871,000 or $2.50 per share. Offering costs of $61,000 were incurred in this offering and offset against the related proceeds. In this offering the placement agent was paid 6% of the offering proceeds and received 90,000 warrants to purchase common stock exercisable at $2.50 per share through January 2005.

     Proposed Public Offering - The Company has a letter of intent with an underwriter which provides for the proposed initial public offering (IPO) of 1,000,000 units. Each unit will consist of one common stock and one warrant. Each warrant will entitle the holder to purchase one common share at an anticipated price of approximately 110% of the IPO price during a five-year period commencing the effective date of the registration statement. The warrants will be redeemable by the Company under certain circumstances. If successful, the underwriter will receive commissions and non-accountable expense allowance equal to 13% of the proceeds received, a twelve-month consulting fee of $36,000 payable at closing and warrants to purchase units based on 10% of the units sold in the offering. The underwriter's warrants shall have an exercise price equal to the offering price of units sold in the IPO and will be exercisable for four years, commencing one year after the effective date of the IPO.

     The letter of intent is cancelable by either party at any time. In February 2001, the Company has made an initial deposit of $30,000 towards the non-accountable expense allowance.

                        MENDELL ENERGY TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 2000 IS UNAUDITED)

     Employee Stock Options - The Company has established an incentive stock option plan (Plan) and initially reserved 500,000 shares under the Plan. In March 2001, the shareholders approved increasing the Plan to 1,000,000 shares. No options may be issued under the Plan that have an exercise price below market value at the time of issuance. The Plan provides for the grant of: (1) both incentive stock options (ISOs) and non-statutory stock options
     (NSOs), (2) restricted stock awards; and (3) stock appreciation rights
     (SARs). ISOs are intended to qualify as "incentive stock options" under
     Section 422 of the Internal Revenue Code. A Compensation Committee of the Board of Directors of the Company administers the Plan.

     The following is a summary of activity under the Plan for the period ended December 31, 2000:

                                                          Weighted
                                             Number       Exercise
                                           Of Shares       Price
                                           ----------    ----------
Outstanding, January 3, 2000                       --    $       --
Granted:
    Employees, officers, and directors        244,000          2.60
Officers and directors, subject to
    repricing                                  44,000          2.50*
Independent contractor                        170,000          2.50
Expired - terminated employee                  (5,000)         2.50
                                           ----------    ----------
Outstanding, December 31, 2000 and March
       31, 2001                               453,000    $     2.56
                                           ==========    ==========

     * These options will be repriced at the time of the Company's IPO, to a price equivalent to the IPO price, if that price is greater than $2.50.

343,000 options were exercisable at December 31, 2000 at a weighted average price of $2.57 per share and 110,000 options at $2.50 per share will vest in 2001. If not previously exercised, these options will expire in 2005.

                        MENDELL ENERGY TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 2000 IS UNAUDITED)

Warrants - The Company has also granted warrants, which are summarized as follows for the period ended December 31, 2000:

                                                      Number        Exercise
                                                     of Shares        Price
                                                   ------------   ------------
Outstanding, January 3, 2000                                 --   $         --

       Granted to officer                               150,000           2.50**
       Granted for properties                            90,000           2.50**
       Granted in private placement                      90,000           2.50
                                                   ------------   ------------

Outstanding, December 31, 2000                          330,000           2.50
       Granted in debenture offering (unaudited)         99,200           2.50
                                                   ------------   ------------

Outstanding, March 31, 2001 (unaudited)                 429,200   $       2.50
                                                   ============   ============

     ** Included in warrants to officer and for properties are 37,500 and 22,500 warrants, respectively, which will reprice at the time of the Company's IPO, to a price equivalent to the IPO price, if the IPO is greater than $2.50.

330,000 warrants were exercisable at December 31, 2000. If not previously exercised, these warrants will expire in 2005. 19,200 warrants will become exercisable in 2001 and will expire, if not previously exercised, in 2006. 80,000 warrants will become exercisable in 2002 and expire, if not previously exercised, in 2005.

Pro Forma Stock-Based Compensation Disclosures - The Company applies APB Opinion 25 and related interpretations in accounting for stock options and warrants which are granted to employees. Accordingly, the Company recognizes compensation cost for options granted to employees to the extent that the market price of the Company's common stock exceeds the exercise price on the date of grant. If compensation cost had been recognized using the fair value method prescribed by SFAS No. 123 rather than the intrinsic value method under APB 25, the Company's net loss applicable to common shareholders and loss per share would have been changed to the pro forma amounts indicated below.

                              December 31,
                                  2000
                             -------------
Net loss:
     As reported             $  (1,477,000)
                             =============
     Pro forma               $  (1,631,000)
                             =============
Net loss per common share:
     As reported             $       (1.83)
                             =============
     Pro forma               $       (2.02)
                             =============

                        MENDELL ENERGY TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 2000 IS UNAUDITED)


     The Company granted officers, directors and employers 338,000 options and warrants in January 2000 at an exercise price of $2.50 per share, which approximated the estimated market value of the Company's stock. The fair value of these options and warrants were $.35. The remaining 100,000 options were granted to officers in December 2000 at an exercise price below estimated market value of the Company's stock. The fair value of the December 2000 options and warrants were $.35. The fair value of these options was $2.63. Because of the intrinsic value of the option, $2.25 per option is included in operations and the remaining $.38 is disclosed in the above pro forma. The Company also granted 170,000 options in December 2000 to an independent contractor exercisable at a price below the estimated fair value of the Company's common stock based on the proposed public offering price. The fair value of this option was $3.69 per share, which is being recorded in operations as the options vest. This resulted in an additional expense of $111,000 and $446,000 during the three months ended March 31, 2001 and the year ended December 31, 2000. The fair value of each option and warrant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                                                December 31,
                                                                                    2000
                                                                                ------------
Expected volatility - employees and directors                                        0%
Expected volatility - others                                                        100%
Risk-free interest rate                                                              6%
Expected dividends                                                                  None
Expected terms (in years)                                                        2.5 years

7. COMMITMENTS AND CONTINGENCIES:


Environmental - The Company is subject to extensive environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

Significant Concentrations - Substantially all of the Company's oil and gas sales are with two customers. Receivables from these customers totaled approximately $10,000 at December 31, 2000. Approximately 50% and 33% of the Company's revenues are from an oil and gas well located in western Canada during the periods ended March 31, 2001 and December 31, 2000, respectively.

An industry concentration also exists because the majority of the Company's customers are engaged in the petroleum industry.

                        MENDELL ENERGY TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 2000 IS UNAUDITED)

8. RELATED PARTY TRANSACTIONS:

     The Company has an employment agreement to pay the Company's president $75,000 in 2000 and $112,500 in each of 2001 and 2002. As of March 31,
     2001, the Company has accrued $28,000 for his salary.

     The Company's office is currently located in the home of the Company's president. Any rent associated with such space is insignificant.

     Also see Notes 3 and 5.

9. DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES:

     Costs incurred in oil and gas producing activities, whether capitalized or expensed are as follows:

                                                December 31,
                                                    2000
                                                ------------
Acquisition costs - unproved property           $    840,000
                                                ============
Acquisition cost - proved property              $     95,000
                                                ============
Exploration costs                               $    540,000
                                                ============
Development costs                               $         --
                                                ============


     Estimated Quantities of Proved Oil and Gas Reserves (Unaudited) - Proved oil and gas reserves are the estimated quantities of crude oil, which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods. However, reserve information should not be construed as the current market value of the Company's oil and gas reserves or the costs that would be incurred to obtain equivalent reserves. Reserve calculations involve the estimation of future net recoverable reserves of oil and gas and the timing and amount of future net revenues to be received therefrom. These estimates are based on numerous factors, many of which are variable and uncertain. Accordingly, it is common for the actual production and revenues to vary from earlier estimates.

     Reserve estimates for recently drilled wells and undeveloped properties are subject to substantial upward or downward revisions after drilling is completed and a production history obtained. Therefore, reserve estimates and estimates of future net revenues from production may be subject to substantial revision from year to year. Reserve information presented herein is based on reports prepared by an independent petroleum engineer.

                        MENDELL ENERGY TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 2000 IS UNAUDITED)

     Set forth below is the unaudited summary of the changes in the net quantities of the Company's proved oil reserves (in barrels) for the period ended December 31, 2000 (the Company's gas reserves are insignificant):

                                                      BBLs
                                                     -------
Proved reserves, beginning of year                        --
     Purchase of reserves in place                     8,700
     Discoveries                                      34,000
     Production                                       (4,600)
                                                     -------
Proved reserves, end of year                          38,100
                                                     =======
Proved developed reserves, beginning of year              --
                                                     =======
Proved developed reserves, end of year                38,100
                                                     =======

     As of December 31, 2000, 86% of the Company's proved reserves are in Canada. The Company has no significant proved undeveloped reserves.

     Standardized Measure of Discounted Future Net Cash Flows (Unaudited) - Statement of Financial Accounting Standards No. 69 prescribes guidelines for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. The Company has followed these guidelines which are briefly discussed below.

     Future cash inflows and future production and development costs are determined by applying year-end prices and costs to the estimated quantities of oil and gas to be produced. Estimated future income taxes are computed using current statutory income tax rates including consideration for estimated future statutory depletion and tax credits. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor. The Company's year-end reserve reports were prepared based upon average oil prices of approximately $28.47 per barrel as of December 31, 2000.

Future cash inflows                                              1,086,000
Future production costs                                           (243,000)
Future development costs                                                --
Future income tax expense                                               --
                                                               -----------
Future net cash flows                                              843,000
                                                               -----------
10% annual discount for estimated timing of cash flows            (323,000)
                                                               -----------
Standardized measure of discounted future net cash flows       $   520,000
                                                               ===========

                        MENDELL ENERGY TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 2000 IS UNAUDITED)

     The Company does not anticipate future income taxes in the presentation of the Standardized Measure as the net operating loss tax carryforwards and the tax basis of properties offset the current estimate of future net cash flows presented above.

     The following are the principal sources of change in the standardized measure of discounted future net cash flows as of December 31, 2000:


Standardized measure, beginning of year                        $      --
Extensions, discoveries and other, net                           478,000
Purchase of reserves in place                                     95,000
Oil and gas sales, net of costs                                  (82,000)
Net change due to changes in prices and production costs          47,000
Revisions of estimates and other                                 (18,000)
                                                               ---------
Standardized measure, end of year                              $ 520,000
                                                               =========

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.


                                   ----------

                                TABLE OF CONTENTS

                                                                       Page
                                                                       ----
Prospectus Summary                                                        4
Risk Factors                                                              7
Dilution and Comparative Date                                            17
Use of Proceeds                                                          18
Capitalization                                                           19
Selected Financial Data                                                  20
Managements Discussion and Analysis of
  Financial Statements                                                   21
Glossary                                                                 23
Business                                                                 25
Management                                                               30
Executive Compensation                                                   32
Principal Shareholders                                                   34
Transactions with Management and Others                                  36
Description of Securities                                                37
Shares Eligible for Future Sale                                          38
Underwriting                                                             40
Legal Matters                                                            42
Experts                                                                  42
Indemnification and Limitation of Liability                              42
Where You Can Find Additional                                            43



UNTIL [25 DAYS FROM THE DATE OF THE PROSPECTUS], ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OR WARRANTS, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.





                        1,000,000 SHARES OF COMMON STOCK

                                       AND

                           1,000,000 REDEEMABLE COMMON
                             STOCK PURCHASE WARRANTS





                                     MENDELL
                                     ENERGY
                                  TECHNOLOGIES,
                                      INC.



                                   ----------
                                   PROSPECTUS
                                   ----------




                  ROCKY MOUNTAIN SECURITIES & INVESTMENTS, INC.


                           SCHNEIDER SECURITIES, INC.






                                   ____, 2001

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

         Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide as follows:

7-109-101.  Definitions.  As used in this article:

(1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

(2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

(3)      "Expenses" includes counsel fees.

(4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

(5) "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

(6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

7-109-102.  Authority to indemnify directors.

(1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

     (a)  The person conducted himself or herself in good faith; and

     (b)  The person reasonable believed:

          (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

          (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

     (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

(2 A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

(3 The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(4)  A corporation may not indemnify a director under this section:

     (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

     (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

(5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

7-109-103. Mandatory indemnification of directors. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

7-109-104.  Advance of expenses to directors.

(1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

     (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

     (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

     (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

(2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

(3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

7-109-105.  Court-ordered indemnification of directors.

(1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

(a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

(b) If it determines that the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102
     (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

7-109-106.  Determination and authorization of indemnification of directors.

(1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (c) has been made.

(2) The determinations required by subsection (1) of this section shall be made:

     (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

     (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

(3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

     (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or
          (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

     (b)  By the shareholders.

(4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

7-109-107.  Indemnification of officers, employees, fiduciaries, and agents.

(1)  Unless otherwise provided in the articles of incorporation:

     (a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

     (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

     (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

7-109-108. Insurance. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

7-109-109.  Limitation of indemnification of directors.

(1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the article of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

(2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

7-109-110. Notice to shareholder of indemnification of director. If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

                                *     *     *

b. Article XII of Registrant's Articles of Incorporation provide that the corporation may indemnify each director, officer, and any employee or agent of the corporation, his heirs, executors and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the corporation to the extent permitted by the law as recited above in subparagraph (a).

c. Article XII of Registrant's Articles of Incorporation provides, in part:

     "e. To the maximum extent permitted by law or by public policy, directors of this Corporation are to have no personal liability for monetary damages for breach of fiduciary duty as a director."

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses of the offering are to be borne by us, are as follows:

         SEC Filing Fee                                       $   3,638
         Nasdaq Filing Fee                                        1,955
         Printing Expenses                                       50,000
         Accounting Fees and Expenses                            50,000
         Legal Fees and Expenses                                100,000
         Blue Sky Fees and Expenses                              25,000
         Registrar and Transfer Agent Fee                         2,000
         Miscellaneous                                            7,407
                                                                 ------
         Total                                                 $240,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

1. Upon its formation, the Registrant issued 45,000 shares to Mr. Mendell and 15,000 shares to Mr. Timson, its founders. The issuance of the shares was made pursuant to an exemption from registration provided by
         Section 4(2) of the Act, as each of the investors were sophisticated investors who were give access to all pertinent information about the Registrant.

2. In January 2000, the Registrant granted its directors a total of 453,000 options and 150,000 warrants. The issuance of the options and warrants was made pursuant to an exemption from registration provided by Section 4(2) and Rule 506 of the Act, as each of the investors were accredited, sophisticated investors who were give access to all pertinent information about the Registrant.

3. In March 2000, the Registrant acquired all of the stock of Prospect Oil and Gas from its two owners in exchange for 400,000 shares of its common stock and 90,000 common stock purchase warrants. The issuance of the shares and warrants was made pursuant to an exemption from registration provided by Section 4(2) of the Act, as each of the investors were sophisticated investors who were give access to all pertinent information about the Registrant.

4. In February-March 2000, the Registrant sold in a private placement 348,500 shares of its common stock to 33 investors, at $2.50 per share. It also issued the placement agent in the private placement 90,000 common stock purchase warrants. The issuance of the shares was made pursuant to an exemption from registration provided by Section 4(2) and Rule 506 of the Act, as each of the investors were accredited, sophisticated investors who were give access to all pertinent information about the Registrant.

5. In December 2000 the Registrant issued to two individuals a total of 270,000 options. The issuance of the options was made pursuant to an exemption from registration provided by Section 4(2) and Rule 506 of the Act, as each of the investors were accredited, sophisticated investors who were give access to all pertinent information about the Registrant.

6. In February 2001 the Registrant issued to Mr. Mendell, its CEO, 30,000 shares of common stock in consideration of his forgiveness of $75,000 of accrued salary in 2000; and agreed to issue him an additional 90,000 shares of common stock at $2.50 per share, to be paid for by December 31, 2002. The issuance of the shares was made pursuant to an exemption from registration provided by Section 4(2) and Rule 506 of the Act, the investor was an accredited, sophisticated investors who was given access to all pertinent information about the Registrant.

7. Between February and May, 2001, the Registrant sold in a private transaction units consisting of a total of $566,000 convertible promissory notes and 226,400 warrants to 11 investors. It also issued 54,336 common stock purchase warrants to the placement agents involved in the private placement. The issuance of the notes and warrants was made pursuant to an exemption from registration provided by Section 4(2) and Rule 506 of the Act, as each of the investors were accredited, sophisticated investors who were give access to all pertinent information about the Registrant.

ITEM 27. EXHIBITS

         a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:


EXHIBIT NO.       TITLE

1.1               Form of Underwriting Agreement*
1.2               Form of Representatives' Option Agreement*
3.1               Articles of Incorporation
3.1.1             Articles of Amendment of Articles of Incorporation
3.2               Bylaws
4.1               Specimen Common Stock Certificate*
4.2               Form of Warrant Agreement
4.2.1             Form of Warrant Certificate*
5.0               Opinion of Neuman & Drennen, LLC
10.1              2000 Equity Incentive Plan
10.2              Participation Agreement
21.0              List of Subsidiaries
23.1              Consent of Neuman & Drennen, LLC**
23.2              Consent of Hein + Associates.
23.3              Consent of A. R. Briggs & Associates


*        To be filed by amendment.
**       Included in Exhibit 5.0

ITEM 28.       UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               a. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               b. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

               c. Include any additional or changed material information on the plan of distribution.

         2. That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         5. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on the 13th day of August, 2001.

                                   EC POWER, INC.


                                   By:   /s/ Paul E. Mendell
                                       -----------------------------------------
                                          Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul E. Mendell and Vicki D.E. Barone, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities with Mendell Energy Technologies, Inc. and on the dates indicated.

Signature                                               Position                                Date
                                                        Chairman of the Board and Chief       8/13/01
/s/ Paul E. Mendell                                     Executive Officer
------------------------------------
     Paul E. Mendell

/s/ Glenn H. Timson                                     President, Director                   8/13/01
------------------------------------
     Glenn H. Timson

/s/ Vicki D. E. Barone                                  Chief Financial Officer               8/13/01
------------------------------------
     Vicki D. E. Barone

/s/ Dean C. Brooks                                      Director                              8/13/01
------------------------------------
     Dean C. Brooks

/s/ Grant Swartzwelder                                  Director                              8/13/01
------------------------------------
     Grant Swartzwelder

/s/ Maxim C. W. Webb                                    Director                              8/13/01
------------------------------------
     Maxim C. W. Webb

/s/ Kenneth Whiting                                     Director                              8/13/01
------------------------------------
     Kenneth Whiting



                               INDEX TO EXHIBITS

EXHIBIT NO.       TITLE
-----------       -----
1.1               Form of Underwriting Agreement*
1.2               Form of Representatives' Option Agreement*
3.1               Articles of Incorporation
3.1.1             Articles of Amendment of Articles of Incorporation
3.2               Bylaws
4.1               Specimen Common Stock Certificate*
4.2               Form of Warrant Agreement
4.2.1             Form of Warrant Certificate*
5.0               Opinion of Neuman & Drennen, LLC
10.1              2000 Equity Incentive Plan
10.2              Participation Agreement
21.0              List of Subsidiaries
23.1              Consent of Neuman & Drennen, LLC**
23.2              Consent of Hein + Associates.
23.3              Consent of A. R. Briggs & Associates

*        To be filed by amendment.
**       Included in Exhibit 5.0